EXHIBIT 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

SCA AMERICAS INC.,

SALMON ACQUISITION, INC.,

and

WAUSAU PAPER CORP.

Dated as of October 12, 2015

TABLE OF CONTENTS

Page

ARTICLE I

THE MERGER

SECTION 1.01

The Merger

2

SECTION 1.02

Closing

2

SECTION 1.03

Effective Time

2

SECTION 1.04

Effects of the Merger

2

SECTION 1.05

Articles of Incorporation and Bylaws of the Surviving Company

3

SECTION 1.06

Directors and Officers of the Surviving Company

3

SECTION 1.07

Subsequent Actions

3

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01

Conversion of Shares

3

SECTION 2.02

Exchange of Certificates

4

SECTION 2.03

Share Transfer Books

6

SECTION 2.04

Company Stock Options and Performance Units

6

SECTION 2.05

Certain Adjustments

7

SECTION 2.06

No Dissenters’ Rights

7

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.01

Organization and Qualification; Company Subsidiaries

7

SECTION 3.02

Certificate of Incorporation and Bylaws

8

SECTION 3.03

Capitalization.

8

SECTION 3.04

Authority Relative to This Agreement

9

SECTION 3.05

No Conflict; Required Filings and Consents

10

SECTION 3.06

Permits; Compliance

11

SECTION 3.07

SEC Filings; Financial Statements; Undisclosed Liabilities

11

SECTION 3.08

Absence of Certain Changes or Events

12

SECTION 3.09

Absence of Litigation

12

SECTION 3.10

Employee Benefit Plans

13

SECTION 3.11

Labor and Employment Matters

15

SECTION 3.12

Real Property

15

SECTION 3.13

Taxes

16

SECTION 3.14

Material Contracts

17

SECTION 3.15

Insurance

19

i

SECTION 3.16

Environmental Matters

20

SECTION 3.17

Intellectual Property

20

SECTION 3.18

Board Approvals; Vote Required

21

SECTION 3.19

Takeover Laws

21

SECTION 3.20

Opinion of Financial Advisor

21

SECTION 3.21

Brokers

22

SECTION 3.22

Anti-Corruption Matters

22

SECTION 3.23

Affiliated Transactions

22

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

SECTION 4.01

Corporate Organization

22

SECTION 4.02

Organizational Documents

22

SECTION 4.03

Authority Relative to This Agreement

23

SECTION 4.04

No Conflict; Required Filings and Consents; Agreements

23

SECTION 4.05

Ownership of Company Common Stock

24

SECTION 4.06

Absence of Litigation

24

SECTION 4.07

Operations of Merger Sub

24

SECTION 4.08

Financing

24

SECTION 4.09

Brokers

24

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01

Conduct of Business by the Company Pending the Merger

24

SECTION 5.02

Control of Operations

27

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01

Proxy Statement; Company Shareholders’ Meeting

27

SECTION 6.02

Access to Information; Confidentiality

29

SECTION 6.03

No Solicitation

29

SECTION 6.04

Directors’ and Officers’ Indemnification and Insurance

33

SECTION 6.05

Employee Benefits Matters

34

SECTION 6.06

Regulatory Approvals

36

SECTION 6.07

Obligations of Parent and Merger Sub

38

SECTION 6.08

Public Announcements

39

SECTION 6.09

Transfer Taxes

39

SECTION 6.10

Stock Exchange De-Listing

39

SECTION 6.11

Shareholder Litigation

39

SECTION 6.12

Takeover Laws

39

ii

SECTION 6.13

Notification of Certain Matters

40

SECTION 6.14

Further Action

40

SECTION 6.15

Indebtedness

40

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01

Conditions to the Obligations of Each Party

40

SECTION 7.02

Conditions to the Obligations of Parent and Merger Sub

41

SECTION 7.03

Conditions to the Obligations of the Company

41

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01

Termination

42

SECTION 8.02

Notice of Termination; Effect of Termination

43

SECTION 8.03

Fees and Expenses

44

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01

Non-Survival of Representations, Warranties and Agreements

46

SECTION 9.02

Notices

46

SECTION 9.03

Certain Definitions

48

SECTION 9.04

Interpretation and Rules of Construction

53

SECTION 9.05

Severability

54

SECTION 9.06

Disclaimer of Other Representations and Warranties

54

SECTION 9.07

Entire Agreement

54

SECTION 9.08

Assignment

54

SECTION 9.09

Parties in Interest

55

SECTION 9.10

Remedies; Specific Performance

55

SECTION 9.11

Governing Law

55

SECTION 9.12

Waiver of Jury Trial

56

SECTION 9.13

Amendment

56

SECTION 9.14

Waiver

56

SECTION 9.15

Company Disclosure Schedule

57

SECTION 9.16

Counterparts

57

iii

AGREEMENT AND PLAN OF MERGER, dated as of October 12, 2015 (this “Agreement”), among SCA Americas Inc., a Delaware corporation (“Parent”), Salmon Acquisition, Inc., a Wisconsin corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Wausau Paper Corp., a Wisconsin corporation (the “Company”).

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Business Corporation Law of the State of Wisconsin (the “WBCL”), Parent, Merger Sub and the Company have agreed to enter into a business combination transaction pursuant to which Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will thereupon cease and the Company will continue as the surviving corporation and a wholly owned Subsidiary of Parent (the “Merger”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Company and its shareholders, (ii) adopted and approved this Agreement and the Transactions, and (iii) resolved to recommend the approval of this Agreement by the shareholders of the Company;

WHEREAS, the Board of Directors of Merger Sub has (i) determined that the Merger is fair to, and in the best interests of, Merger Sub and its shareholder, and (ii) adopted this Agreement, and recommended the approval and adoption of this Agreement by the shareholder of the Merger Sub;

WHEREAS, Parent, as the sole shareholder of Merger Sub, has adopted this Agreement;

WHEREAS, upon consummation of the Merger, each share of common stock, no par value per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than shares of Company Common Stock owned by Parent, Merger Sub, or any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub) or any direct or indirect wholly owned Company Subsidiary, and any shares of Company Common Stock held in the treasury of the Company, will be canceled and converted into the right to receive the Merger Consideration, upon the terms and subject to the conditions of and any exceptions in this Agreement;

WHEREAS, in connection with the execution and delivery of this Agreement, Svenska Cellulosa Aktiebolaget SCA (publ), a Swedish corporation and the indirect parent company of Parent (“Guarantor”), has executed and delivered that certain Guarantee (the “Guarantee”), dated as of the date of this Agreement, for the benefit of the Company, pursuant to which Guarantor unconditionally and irrevocably guaranteed to the Company the due and punctual payment of the monetary obligations of Parent and Merger Sub in accordance with the terms of this Agreement; and

WHEREAS, in connection with the execution and delivery of this Agreement, certain shareholders of the Company listed on Schedule 1 hereto  have entered into a voting agreement (each a “Voting Agreement”), dated as of the date of this Agreement, with Parent, pursuant to which each such shareholder has agreed, among other things, to vote all of the Company Common Stock beneficially owned by such shareholder in favor of the adoption of this Agreement, the Merger and the other transactions contemplated by this Agreement, on the terms and subject to the conditions set forth in each such Voting Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01

The Merger.  Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the WBCL, at the Effective Time, Merger Sub shall be merged with and into the Company.

SECTION 1.02

Closing.  Unless this Agreement shall have been terminated in accordance with Section 8.01, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York time, on the third (3rd) Business Day after the later to be satisfied of the condition set forth in Section 7.01(a) or Section 7.01(c) (subject to the satisfaction or waiver (where permissible) of the other conditions to Closing set forth in Article VII, other than those that by their terms are to be satisfied at the Closing (subject to their satisfaction or waiver (where permissible)), at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, unless another time, date or place is agreed to in writing by Parent and the Company.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03

Effective Time.  On the Closing Date, or on such other date as Parent and the Company may agree to in writing, Parent, Merger Sub and the Company shall cause articles of merger or other appropriate documents (the “Articles of Merger”) to be executed and filed with the Department of Financial Institutions of the State of Wisconsin in accordance with the relevant provisions of the WBCL and shall make all other filings or recordings required under the WBCL. The Merger shall become effective at the time the Articles of Merger shall have been duly filed with the Department of Financial Institutions of the State of Wisconsin or such other date and time as is agreed upon by the parties and specified in the Articles of Merger, such date and time hereinafter referred to as the “Effective Time”.

SECTION 1.04

Effects of the Merger.  As a result of the Merger, (a) the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Company”) and (b) the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the WBCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the

Surviving Company, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

SECTION 1.05

Articles of Incorporation and Bylaws of the Surviving Company.  At the Effective Time, the articles of incorporation of the Surviving Company shall be amended and restated in their entirety to read as the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time (except that the name shall be “Wausau Paper Corp.”), and shall be the articles of incorporation and bylaws of the Surviving Company until thereafter amended as provided therein or by applicable Law (and, in each case, subject to Section 6.04).  At the Effective Time, the bylaws of the Surviving Company shall be amended and restated in their entirety to read as the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name shall be “Wausau Paper Corp.”), and shall be the bylaws of the Surviving Company until thereafter amended as provided therein or by applicable Law (and, in each case, subject to Section 6.04).

SECTION 1.06

Directors and Officers of the Surviving Company.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Company.

SECTION 1.07

Subsequent Actions.  If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company, its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub vested in or to be vested in the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01

Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)

Conversion of Shares.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (each, a “Share” and collectively, the “Shares”), other than Shares to be cancelled in accordance with Section 2.01(b), shall be canceled and shall be converted automatically into the right to receive $10.25 in cash, without interest (the “Merger Consideration”).  The Merger Consideration is payable in accordance with Section 2.02(a).

(b)

Cancellation of Treasury Shares and Parent-Owned Shares.  Each Share held in the treasury of the Company or owned by any direct or indirect wholly owned Company Subsidiary and each Share owned by Merger Sub, Parent or any direct or indirect wholly owned Subsidiary of Parent immediately prior to the Effective Time shall automatically be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c)

Shares of Merger Sub.  Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Company.

SECTION 2.02

Exchange of Certificates.

(a)

Paying Agent.  Prior to the Effective Time, Parent shall (i) appoint a bank or trust company approved (such approval not to be unreasonably withheld, conditioned or delayed) in advance by the Company (the “Paying Agent”), and(i) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent for the payment of the Merger Consideration in accordance with this Article II.  At  or prior to the Closing, Parent shall deposit, or cause the Surviving Company to deposit, with the Paying Agent, for the benefit of the holders of Shares issued and outstanding immediately prior to the Effective Time, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.01(a) (such cash being hereinafter referred to as the “Payment Fund”).  The Payment Fund shall not be used for any other purpose.  The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available), or a combination of the foregoing.  Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Company.  To the extent that there are losses with respect to such investments, or the Payment Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Payment Fund lost through investments or other events so as to ensure that the Payment Fund is, at all times, maintained at a level sufficient to make such payments.

(b)

Exchange Procedures.  Promptly after the Effective Time, Parent shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.01(a):  (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Shares shall pass, only upon proper delivery of the Shares to the Paying Agent) and (ii) instructions for use in effecting the surrender of the certificates evidencing such Shares (each, a “Certificate” and, together, the “Certificates”) or the non-certificated Shares represented by book-entry (“Book-Entry Shares”) in exchange for the Merger Consideration to which such holder is entitled pursuant to Section 2.01(a).  Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto (and such other documents as may customarily be required by the Paying Agent), the holder of such Shares shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive pursuant to Section 2.01(a), and the Certificates so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered are registered if the Certificate representing such Shares shall be presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer or otherwise be in proper form for transfer, and the person requesting such payment shall pay any transfer or other Taxes required solely by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to which the holder of such Certificate is entitled pursuant to this Article II.  No interest shall be paid or will accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article II.  Any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II.  In lieu thereof, each registered holder of one or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and the Surviving Company shall cause the Paying Agent to pay and deliver, the Merger Consideration for each Book-Entry Share as soon as reasonably practicable after the Effective Time and receipt by the Surviving Company or the Paying Agent of an “agent's message” (or such other evidence, if any, of transfer as the Surviving Company or the Paying Agent may reasonably request).

(c)

No Further Rights.  From and after the Effective Time, holders of Shares shall cease to have any rights as shareholders of the Company, except as provided herein or by applicable Law.

(d)

Termination of Payment Fund.  Any portion of the Payment Fund that remains undistributed to the holders of Shares twelve (12) months after the Effective Time shall be delivered to the Surviving Company, upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to Parent or the Surviving Company for, and Parent and the Surviving Company shall remain liable for, payment of their claim for the Merger Consideration.  Any portion of the Payment Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.  Neither Parent nor the Surviving Company shall be liable to any person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)

Withholding Rights.  Each of the Paying Agent, the Surviving Company and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Company Stock Options or Performance Units such amounts as it is required to deduct and withhold with respect to such payment under all applicable federal, state, local or foreign Tax Laws and pay such withholding amount over to the appropriate Governmental Authority.  To the extent that amounts are so properly withheld and timely paid over to the appropriate Governmental Authority by the Paying Agent, the Surviving Company or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Company Stock Options or Performance Units in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Company or Parent, as the case may be.

(f)

Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, then upon (i) the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and (ii) if required by the Surviving Company, an indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Company, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to Section 2.01(a).

SECTION 2.03

Share Transfer Books.  At the Effective Time, the share transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company.  From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law.  On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Paying Agent or Parent for any reason shall be canceled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 2.01(a).

SECTION 2.04

Company Stock Options and Performance Units.

(a)

The Company shall take all actions necessary to cause, effective at the Effective Time, each option (each, a “Company Stock Option”) to purchase Shares granted under the Company’s 1991 Employee Stock Option Plan (the “1991 Plan”), 2000 Stock Incentive Plan (the “2000 Plan”), and the 2010 Stock Incentive Plan (the “2010 Plan”) (collectively, the “Company Stock Plans”) that is outstanding and unexercised as of immediately prior to the Effective Time to be cancelled in exchange for a cash payment determined in accordance with, respectively, Section 15.2(b) of the 1991 Plan, Section 12.1(d) of the 2000 Plan and Section 14.1(d) of the 2010 Plan.  All such payments shall be made within three (3) Business Days following the Effective Time and subject to all applicable federal, state, local and foreign Tax withholding requirements.

(b)

At the Effective Time, each performance unit (each, a “Performance Unit”) granted under the Company Stock Plans shall be cancelled and converted into the right to receive, immediately after the Effective Time, a cash payment in an amount equal to the product of (i) the Merger Consideration and (ii) the aggregate number of Shares subject to such Performance Unit award.  All such payments shall be made within three (3) Business Days following the Effective Time and subject to all applicable federal, state, local and foreign Tax withholding requirements.

(c)

Prior to the Effective Time, the Company shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of Shares or other equity securities of the Company (including derivative securities) in connection with this Agreement by each person who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, as amended.

SECTION 2.05

Certain Adjustments.  Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

SECTION 2.06

No Dissenters’ Rights.  Holders of Company Common Stock are not entitled to any dissenters’ rights in connection with this Agreement or the Transactions under or pursuant to Subchapter XIII of the WBCL as long as the Company Common Stock continues to be registered on the NYSE on the record date fixed to determine the shareholders entitled to notice of the Company Shareholders’ Meeting to be held to consider the approval and adoption of this Agreement, as provided in Section 180.1302(4) of the WBCL.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule prepared by the Company and delivered to Parent and Merger Sub in connection with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), or as disclosed in the SEC Reports (but excluding any risk factor disclosures contained under the heading “Risk Factors” (other than any factual information contained therein) and any disclosure of risks specifically included in any “forward-looking statements” disclaimer); provided that the disclosure in any SEC Report shall not be deemed to qualify any representation and warranty in Section 3.03 and 3.04, the Company hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 3.01

Organization and Qualification; Company Subsidiaries.

(a)

Each of the Company and each Company Subsidiary is a corporation, exempted company, limited liability company or other legal entity validly existing and in good standing (or equivalent concept to the extent applicable) under the Laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except, in the case of each Company Subsidiary, where the failure to be so validly existing and in good standing would not have a Company Material Adverse Effect.  Each of the Company and each Company Subsidiary is duly qualified or licensed as a foreign legal entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Company Material Adverse Effect.

(b)

Section 3.01(b) of the Company Disclosure Schedule sets forth a true and complete list of all the Subsidiaries of the Company (each a “Company Subsidiary”), together with the jurisdiction of organization of each Company Subsidiary and the percentage of the outstanding share capital or other equity interests of each Company Subsidiary owned by the Company and each other Company Subsidiary.  The Company does not directly or indirectly own any material equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

SECTION 3.02

Certificate of Incorporation and Bylaws.  The Company has made available to Parent a true and complete copy of (a) the Restated Articles of Incorporation of the Company as in effect as of the date of this Agreement (the “Company Charter”), (b) the bylaws of the Company as in effect as of the date of this Agreement (the “Company Bylaws”), and (c) the certificate of incorporation and bylaws (or equivalent organizational documents) of each Company Subsidiary, each as in effect as of the date of this Agreement.  Each such certificate of incorporation and bylaws (or equivalent organizational documents) is in full force and effect.  The Company is not in violation of any provisions of the Company Charter or the Company Bylaws.  None of the Company Subsidiaries is in violation of any of the provisions of its certificate of incorporation and bylaws (or equivalent organizational documents), except for violations that would not have a Company Material Adverse Effect.

SECTION 3.03

Capitalization.

(a)

The authorized share capital of the Company consists of 100,000,000 shares of Company Common Stock and 50,000,000 shares of preferred stock, no par value per share (the “Company Preferred Stock”).

(b)

As of October 8, 2015, (i) 50,082,108 shares of Company Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (ii) 10,040,704 shares of Company Common Stock were held in the treasury of the Company, (iii) no shares of Company Common Stock were held by the Company Subsidiaries, (iv) no shares of Company Preferred Stock were issued and outstanding and no shares of Company Preferred Stock were held by the Company in its treasury, and (v) 2,336,077.9627 shares of Company Common Stock are reserved for future issuance in connection with the Company Stock Plans (including 797,000 shares of Company Common Stock reserved pursuant to outstanding Company Stock Options and 585,028.6692 shares of Company Common Stock reserved pursuant to outstanding Performance Units).  Except as set forth in this Section 3.03(b), as of the close of business on

October 8, 2015, no shares of capital stock or voting securities of, or other equity interests in, the Company are reserved for issuance or outstanding.  Since the close of business on October 8, 2015 through the date of this Agreement, no Company Stock Options or Performance Units have been issued or granted and no shares of Company Common Stock or Company Preferred Stock have been issued other than, in the case of Company Common Stock, in satisfaction of the vesting or exercise of (in each case in accordance with their respective terms) any Company Stock Options or Performance Units, in each case, that were outstanding as of the close of business on October 8, 2015 and set forth in this Section 3.03(b).  Except as set forth in this Section 3.03, there are no options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued shares of the Company or any Company Subsidiary or any securities convertible into or exchangeable or exercisable for any such shares, capital stock or other equity interests, or any other rights or instruments that are linked in any way to the price of the shares of Company Common Stock or any shares of capital stock of any Company Subsidiary, the value of all or any part of the Company or any Company Subsidiary (collectively, “Equity Interests”), in each case, obligating the Company or any Company Subsidiary to issue, sell or grant any such Equity Interest. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights.

(c)

There are no material outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Shares or any shares of any Company Subsidiary, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary. None of the Company or any Company Subsidiary is a party to any shareholders’ agreement, voting trust agreement or registration rights agreement relating to any equity securities of the Company or any Company Subsidiary or any other contract relating to disposition, voting or dividends with respect to any equity securities of the Company or of any Company Subsidiary.

(d)

There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) of the Company or any Company Subsidiary issued and outstanding or reserved for issuance.  Each outstanding capital share, limited liability company interest, partnership interest or equity or similar interest of each Company Subsidiary that is held, directly or indirectly, by the Company is duly authorized, validly issued, fully paid and nonassessable and was issued free of preemptive (or similar) rights, and each such share or interest is owned by the Company or another Company Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or any Company Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.

SECTION 3.04

Authority Relative to This Agreement.  The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions (subject, in the case of the consummation of the Merger, to the receipt of the Company Shareholder Approval).  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (subject, in the case of the Merger, to the receipt of the Company Shareholder Approval and the filing of the Articles of Merger with the Department of Financial Institutions of the State of Wisconsin pursuant to the WBCL).  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

SECTION 3.05

No Conflict; Required Filings and Consents.

(a)

The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, (i) conflict with or violate the Company Charter, the Company Bylaws, or the certificate of incorporation and bylaws (or equivalent organizational documents) of any Company Subsidiary, (ii) assuming that all consents, approvals and other authorizations described in Section 3.05(b) have been obtained, that all filings and other actions described in Section 3.05(b) have been made or taken and the Company Shareholder Approval has been obtained, conflict with or violate any federal, state, local or foreign law, statute, ordinance or law, or any rule, regulation, standard, Order or agency requirement of any Governmental Authority (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) by the Company or any Company Subsidiary under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the loss of any benefit under, or the creation of any Lien on the properties or assets of the Company or any Company Subsidiary pursuant to, any Contract or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or a Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound or affected, except, with respect to each of the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect or materially delay the consummation of the Transactions.

(b)

The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign government, regulatory or administrative authority or commission or other governmental authority or instrumentality or self-regulatory organization, domestic or foreign, or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except for (i) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) relating to the approval and adoption of this Agreement and approval of the Transactions by the shareholders of the Company, (iii) any filings required under the rules and regulations of the NYSE, (iv) the filing of the Articles of

Merger with the Department of Financial Institutions of the State of Wisconsin pursuant to the WBCL, (v) the premerger notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and such other Antitrust Laws as may be applicable to the Transactions, and (vi)where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Company Material Adverse Effect.

(c)

Holders of Company Common Stock are not entitled to any appraisal, dissenters’ or similar rights in connection with this Agreement or the Transaction under applicable Law.

SECTION 3.06

Permits; Compliance.  Each of the Company and each Company Subsidiary is in possession of all licenses, permits, approvals, accreditations, certificates and other authorizations of any Governmental Authority necessary for each such entity to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect.  Neither the Company nor any Company Subsidiary is, and since January 1, 2013 has not been, in conflict with, or in default, breach or violation of, (i) any Law applicable to such entity or by which any property or asset of such entity is bound or affected, or (ii) any Contract or Company Permit to which such entity is a party or by which such entity or any property or asset of such entity is bound, except for any such conflicts, defaults, breaches or violations that would not have a Company Material Adverse Effect.

SECTION 3.07

SEC Filings; Financial Statements; Undisclosed Liabilities.

(a)

The Company has filed or furnished (as applicable) all forms, reports, statements, schedules and other documents required to be filed  or furnished (as applicable) by it with or to the SEC since January 1, 2013 (collectively, the “SEC Reports”).  As of their respective dates, or, if amended prior to the date hereof, as of the date of the last such amendment, the SEC Reports  (i) were prepared (and any SEC Reports filed after the date hereof, including the Proxy Statement, will have been prepared), in all material respects, in accordance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, and, in each case, the rules and regulations promulgated thereunder, and  (ii) did not and will not, at the time they were or will be filed, or, if amended prior to the date hereof, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)

Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to the absence of notes and normal and recurring year-end adjustments).

(c)

The management of the Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is in all material respects made known to the principal executive officer and the principal financial and accounting officer of the Company by others within those entities. Based on the Company’s management’s most recently completed evaluation of the Company’s internal control over financial reporting, (i) the Company had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) the Company does not have Knowledge of (A) any fraud or questionable accounting or auditing practices that involves management or other employees who have a significant role in the Company’s internal control over financial reporting or (B) any violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of their respective officers or directors.

(d)

Neither the Company nor any Company Subsidiary has any material liability or obligation of a nature, whether or not accrued or contingent or otherwise, except for liabilities and obligations (i) reflected or reserved against on the consolidated balance sheet of the Company and the consolidated Subsidiaries as at June 30, 2015 (including the notes thereto) included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015, or subsequent SEC Reports, (ii) incurred in connection with the Transactions, or (iii) incurred in the ordinary course of business since June 30, 2015 that would not have a Company Material Adverse Effect.

(e)

As of the date hereof, there are no material outstanding or unresolved comments in comment letters received from the SEC staff with respect to any SEC Reports and none of the SEC Reports is, to the Knowledge of the Company, the subject of ongoing SEC review. There are no formal internal investigations, any SEC inquiries or investigations or other inquiries or investigations by any Governmental Authority that, to the Knowledge of the Company, are pending or threatened, in each case regarding any accounting practices of the Company or any Company Subsidiary.

SECTION 3.08

Absence of Certain Changes or Events.  Since December 31, 2014, (a) there has not been a Company Material Adverse Effect and (b) except in connection with the Transactions, the Company and the Company Subsidiaries have conducted their businesses in the ordinary course of business in a manner consistent with past practice.

SECTION 3.09

Absence of Litigation.  As of the date of this Agreement, there is no litigation, suit, arbitration, claim, charge, audit, investigation, action or proceeding (each, an “Action”) pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary (or, to the Knowledge of the Company, any director or officer of the Company or any Company Subsidiary in such capacity as director or officer), by or before any Governmental Authority that would constitute a Company Material Adverse Effect.  Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is, as of the date of this Agreement, subject to any continuing Order of, or settlement agreement or other similar written agreement with, any Governmental Authority or third party, that would have a Company Material Adverse Effect or materially delay the consummation of the Transactions.

SECTION 3.10

Employee Benefit Plans.

(a)

Section 3.10(a) of the Company Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, restricted stock unit, stock appreciation right, other equity-based compensation, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, vacation or other paid time off, fringe benefit, severance or other material benefit plans, programs, policies, contracts or arrangements, and all employment, termination, retention, change in control, severance or other material contracts or agreements to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation or could incur any liability, actual or contingent, under the Code or ERISA or any other applicable Law, including by reason of an association with any entity (whether or not incorporated) that would be considered a single employer with the Company under Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code or part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA (any “ERISA Affiliate”), or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current employee, consultant, officer or director of the Company or any Company Subsidiary (collectively, the “Plans”).  The Company has delivered or made available complete and accurate copies of the following documents (in each case as applicable) to Parent with respect to each Plan: (i) the current plan document and any amendments thereto, (ii) the trust agreement (and all amendments thereto), (iii) a written description of any Plan that is not set forth in a written document, (iv) the most recent summary plan description together with any summary or summaries of material modifications thereto, (v) the most recent determination, advisory and/or opinion letter, as applicable, from the Internal Revenue Service of the United States (the “IRS”) covering such Plan, and (vi) the most recently prepared actuarial valuation report.

(b)

No Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA (“Multiemployer Plan”), a multiple employer plan within the meaning of Section 413(c) of the Code, or a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.  Neither the Company, any Company Subsidiary, nor any ERISA Affiliate has incurred or triggered any withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA to any Multiemployer Plan which has not been satisfied in full and the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (alone or in combination with any other event) trigger any such withdrawal liability.

(c)

Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or prototype opinion letter from the IRS that the

Plan is so qualified, or an application for such a letter is currently being processed by the IRS, and, to the Knowledge of the Company, no circumstance exists that would reasonably be expected to adversely affect the qualified status of such Plan or would require action under the compliance resolution programs of the IRS to preserve such qualification.

(d)

Each Plan has been established, maintained, funded, and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws.

(e)

With respect to any Plan, as of the date of this Agreement, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened in writing and (ii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority is pending, in progress or, to the Knowledge of the Company, threatened.

(f)

Except as set forth on Section 3.10(f) of the Company Disclosure Schedule, (i) neither the Company nor any of its ERISA Affiliates maintains, contributes to, or has any obligation to contribute to, or has any liability, actual or contingent, with respect to  any  plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) no event has occurred that is reasonably likely to result in the Company incurring any liability under Title IV of ERISA or the Code directly or as the result of an ERISA Affiliate, and (iii) no Plan provides post-termination health or other welfare benefits to the current or former employees or independent contractors of the Company or any Company Subsidiary, or to their spouses, dependents or beneficiaries,  other than health continuation coverage pursuant to Section 4980B of the Code.

(g)

Neither the Company nor any of its ERISA Affiliates has announced its intention or undertaken to (whether or not legally bound) modify or terminate any Plan or adopt any arrangement or program which, once established, would come within the definition of a Plan.

(h)

The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (alone or in combination with any other event) result in any payment (whether of severance pay or otherwise) becoming due from or under any Plan to any current or former director, officer, consultant, or employee of the Company, or result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer, director or independent contractor of the Company or any Company Subsidiary or any increased or accelerated funding obligation with respect to any Plan.  No payment or deemed payment by the Company or any Company Subsidiary will arise or be made as a result (alone or in combination with any other event) of the execution, delivery and performance of this Agreement by the Company, or the consummation by the Company of the transactions contemplated hereby, that would not be deductible pursuant to Section 280G of the Code.

(i)

Notwithstanding any provision herein to the contrary, (i) the representations and warranties contained in this Section 3.10 are the only representations and warranties being made with respect to employee benefit plans and (ii) no other representation contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

SECTION 3.11

Labor and Employment Matters.  Section 3.11 of the Company Disclosure Schedule lists all material collective bargaining agreements, memoranda of understanding, side letter agreements or other labor union Contracts to which the Company or any Company Subsidiary is a party.  To the Knowledge of the Company, as of the date of this Agreement, there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company or any Company Subsidiary.  As of the date of this Agreement, there is no strike, work stoppage, or lockout or other material labor dispute pending, or, to the Knowledge of the Company, threatened, by or with respect to any employees or independent contractors of the Company or any Company Subsidiary or any of their service providers, suppliers or other business relations. Neither the Company nor any Company Subsidiary has received notice of any pending or threatened Action involving the Company or any Company Subsidiary before the Equal Employment Opportunity Commission or any similar Governmental Authority responsible for the prevention of unlawful employment practices.  The Company and the Company Subsidiaries are operating, and since August 31, 2013 have been operating, in material compliance with all applicable Laws relating to employment, employment standards, employment of minors, employment discrimination, health and safety, labor relations, withholding, wages and hours, workplace safety and insurance and/or pay equity.

SECTION 3.12

Real Property.

(a)

Section 3.12(a) of the Company Disclosure Schedule lists all Owned Real Property and includes the addresses, tax parcel numbers, legal descriptions and names of the record title holders thereof.

(b)

Section 3.12(b) Company Disclosure Schedule lists all Leased Real Property.  True, correct and complete copies of all material leases and all amendments, and modifications thereto, with respect to the Leased Real Properties (collectively, the “Lease Documents”) have been made available to Parent.  Neither the Company nor any Company Subsidiary has assigned, pledged, mortgaged, or otherwise transferred any Lease Document or any interest therein.

(c)

The Company or one of the Company Subsidiaries has good and marketable fee simple title to all Owned Real Property and valid leasehold interests in all Leased Real Property free and clear of all Liens, except Permitted Liens.  Except as would not have a Company Material Adverse Effect, the Company or one of the Company Subsidiaries has exclusive possession of each Leased Real Property and Owned Real Property other than the use and occupancy rights granted to third parties, tenants and/or licensees pursuant to the agreements set forth on Section 3.12(c) of the Company Disclosure Schedule.

(d)

The Owned Real Properties and the Lease Real Properties constitute all of the real property used to conduct and operate the business of the Company and the Company Subsidiaries as currently conducted and operated.

(e)

Except as would not have a Company Material Adverse Effect, (i) each lease for the Leased Real Property is in full force and effect and is valid, binding and enforceable in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity) and (ii) there is no default under any lease for the Leased Real Property either by the Company or any Company Subsidiary or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by the Company or any Company Subsidiary thereunder.

SECTION 3.13

Taxes.

(a)

The Company and the Company Subsidiaries (i) have timely filed (taking into account any extension of time to file granted or obtained) all income and other material Tax Returns required to be filed by them and such Tax Returns are correct and complete in all material respects, and (ii) have timely paid all material Taxes due and payable required to be paid by them, or, where payment is not yet due, have established an adequate accrual for all material Taxes in accordance with GAAP in the financial statements included in the SEC Reports.  All material amounts of Taxes required to have been withheld by the Company and the Company Subsidiaries with respect to amounts paid or owing to any employee, independent contractor, creditor or other third party have been timely withheld and remitted to the applicable Governmental Authority.

(b)

There are no pending audits, examinations, investigations or other proceedings by a Governmental Authority in respect of any material Tax of the Company or any of the Company Subsidiaries, and no such audits, examinations, investigations or other proceedings have been proposed in writing.  No deficiency for any material amount of Tax has been asserted or assessed by any Governmental Authority in writing against the Company or any of the Company Subsidiaries, which deficiency has not been satisfied by payment, settled or been withdrawn or is not being contested in good faith in appropriate proceedings and for which the Company or the appropriate Company Subsidiary has set aside adequate reserves in accordance with GAAP.

(c)

Neither the Company nor any of the Company Subsidiaries has any liability for the Taxes of another person (i) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) by reason of being a member of an affiliated, consolidated, combined or unitary group (other than a group that solely includes the Company and/or any of the Company Subsidiaries) or (ii) by reason of being party to any Tax sharing or Tax indemnification agreement or other similar agreement (other than customary Tax indemnification provisions in commercial agreements or arrangements, in each case not primarily relating to Taxes, or any agreement solely between or among the Company and the Company Subsidiaries).

(d)

Neither of the Company nor any of the Company Subsidiaries has received during the last three (3) years written notice of any claim made by a Governmental Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file a Tax Return, which claim has not been resolved prior to the date hereof, that the Company or any of the Company Subsidiaries is or may be subject to taxation by that jurisdiction.  There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material Tax deficiencies against the Company or any of the Company Subsidiaries other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business.

(e)

Neither the Company nor any of the Company Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two years.

(f)

Neither the Company nor any of the Company Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(g)

Neither the Company nor any of the Company Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any closing agreement, installment sale or open transaction on or prior to the Closing Date, any accounting method change or agreement with any Governmental Authority relating to Taxes, any prepaid amount received on or prior to the Closing Date, any election pursuant to Section 108(i) of the Code (or any corresponding provision of state, local or foreign Tax Law) made with respect to any taxable period ending on or prior to the Closing Date, or any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax Law) entered into or existing prior to or as of the Closing.

(h)

For purposes of this Agreement:

(i)

“Tax” or “Taxes” means any federal, state, local and foreign taxes, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated and other similar taxes, imposed by any Governmental Authority, together with any interest, penalties and additions to tax imposed with respect thereto.

(ii)

“Tax Returns” means any returns, declarations, claims for refund, or information returns or statements, and reports relating to Taxes that are required to be filed with any Governmental Authority, including any schedule or attachment thereto and any amendment thereof.

SECTION 3.14

Material Contracts.

(a)

Section 3.14(a)of the Company Disclosure Schedule lists each of the following types of Contracts to which the Company or any Company Subsidiary is a party as of the date of this Agreement (such Contracts, the “Material Contracts”).

(i)

any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Company or any Company Subsidiary that has been, or was required to be, filed with the SEC with the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 or any SEC Reports filed after the date of filing of such Form 10-K until the date hereof;

(ii)

any Contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by the Company or any Company Subsidiary of $1,500,000 or more and is not cancelable without penalty or further payment and without more than one hundred twenty (120) days’ notice;

(iii)

any Contract with a customer of the Company or any Company Subsidiary which involves or is reasonably likely to involve individual or aggregate payments of more than $2,000,000 (it being understood that the Company is not making any representation or warranty as to the actual amount of future payments to be received under any such Contract);

(iv)

any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit of $5,000,000 or more, other than (A) accounts receivable and accounts payable in the ordinary course of business and (B) loans to direct or indirect wholly owned Company Subsidiaries;

(v)

any joint venture, partnership or other similar arrangement;

(vi)

any Contract containing any covenant materially limiting the right of the Company or any Company Subsidiary to engage in any line of business or to compete with or solicit any person in any line of business;

(vii)

any Contract material to the business of the Company containing a “most favored nation” clause or other term providing preferential pricing or treatment to a third party that is not cancelable without penalty or further payment and without more than one hundred twenty (120) days’ notice;

(viii)

any Contract that grants any right of first refusal or right of first offer or similar right or that limits the ability of the Company or any of the Company Subsidiaries to sell, transfer, pledge or otherwise dispose of assets or any business with an aggregate value in excess of $2,000,000;

(ix)

any Contract with respect to which the Company has continuing obligations as of the date hereof with any current or former (A) executive officer or Key

Employee of the Company, (B) member of the Company Board, or (C) employee providing for an annual base salary in excess of $250,000;

(x)

any Contract with an independent contractor or consultant providing for aggregate cash payments to any person in any calendar year in excess of $100,000 and any Contract with any professional employee organization, and any Contract with any employee leasing agency for the engagement of temporary or leased employees by the Company;

(xi)

any change in control, retention, severance, or similar Contract, and any Contract providing for accelerated vesting of equity awards as a result of the consummation of the Transactions, with any current or former employee, director, or consultant;

(xii)

any collective bargaining Contract or other Contract with any union;

(xiii)

 any Contract in the last ten (10) years that relates to the acquisition or disposition of any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such Contract in excess of $5,000,000 pursuant to which any earn-out, indemnification or deferred or contingent payment obligations remain outstanding, in each case, in excess of $2,000,000; and

(xiv)

any Contract that is an inbound or outbound license with respect to Intellectual Property (other than generally licenses of commercially available “off-the-shelf” software programs) that would reasonably be expected to involve aggregate payments by or to the Company or any Company Subsidiary of $1,500,000 or more or that is otherwise material to the Company and the Company Subsidiaries, taken as a whole.

(b)

True, correct and complete copies of each Material Contract have been made available to Parent.  Except as would not have a Company Material Adverse Effect, (i) each Material Contract is valid, binding and in full force and effect with respect to the Company and the Company Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto, (ii) none of the Company or any Company Subsidiary has received any written claim of default under or cancellation of any Material Contract and none of the Company or any Company Subsidiary is in breach or violation of, or default under, any Material Contract, (iii) to the Knowledge of the Company, no other party is in breach or violation of, or default under, any Material Contract and (iv) neither the Company nor any Company Subsidiary has received, as of the date of this Agreement, any written notice from any person that such person intends to terminate or not renew any Material Contract.

SECTION 3.15

Insurance.  Except as would not have a Company Material Adverse Effect, (a) each of the Company and the Company Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses, (b) each such insurance policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (c) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy, and, to the Company’s Knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under such policy, and (d) no notice of cancellation or termination has been received with respect to any such party.

SECTION 3.16

Environmental Matters.

(a)

Except as would not have a Company Material Adverse Effect, (i) the Company and each Company Subsidiary is in compliance with all applicable Environmental Laws, (ii) the Company and the Company Subsidiaries possess all permits and approvals issued pursuant to any applicable Law relating to the protection of the environment or, as such relates to exposure to Hazardous Materials, to health and safety (“Environmental Laws”) that are required to conduct the business of the Company and each Company Subsidiary as it is currently conducted, and are in compliance with all such permits and approvals,  (iii) no releases of (A) any petroleum products or byproducts, radioactive materials, friable asbestos or polychlorinated biphenyls or (B) any waste, material or substance defined as a “hazardous substance,” “hazardous material,” or “hazardous waste,” “pollutant” or analogous terminology under any applicable Environmental Law (“Hazardous Materials”) have occurred at, on, from or under any real property currently or formerly owned or operated by the Company or any Company Subsidiary, including the Owned Real Property and the Leased Real Property, which requires any remediation by the Company or any Company Subsidiary under Environmental Law, and (iv) neither the Company nor any Company Subsidiary has received any written claim or notice from any Governmental Authority or other third party alleging that the Company or any Company Subsidiary is or may be in violation of, or otherwise be subject to liability under, any Environmental Law.

SECTION 3.17

Intellectual Property.

(a)

Section 3.17(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all material items of Intellectual Property issued by or registered with a Governmental Authority (including, without limitation, the United States Patent and Trademark Office, the United States Copyright Office, or their foreign equivalents), together with material Internet domain names, in each case that are owned by or licensed to the Company or any Company Subsidiary.

(b)

The Company or one of the Company Subsidiaries exclusively owns all of the Intellectual Property to which the Company or one of the Company Subsidiaries has an ownership interest (“Company Owned IP”), and has a valid right to use all of the material Intellectual Property licensed to the Company or one of the Company Subsidiaries.  Except as set forth on Section 3.17(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has licensed Company Owned IP to any person.

(c)

Except as would not have a Company Material Adverse Effect, the conduct of the business of the Company and the Company Subsidiaries as currently conducted or as conducted within the past six (6) years has not and does not infringe, violate with or misappropriate the Intellectual Property rights of any person.  To the Knowledge of the Company, no person is infringing, violating or misappropriating any Company Owned IP or Intellectual Property licensed to the Company.

(d)

Except as would not have a Company Material Adverse Effect, (i) none of the Company Owned IP or, to the Knowledge of the Company, Intellectual Property licensed to the Company or the Company’s Subsidiaries, is subject to any outstanding Order restricting the use thereof by the Company or the Company Subsidiaries, and (ii) there are no challenges pending with respect to the validity or enforceability of any Company Owned IP or, to the Knowledge of the Company, Intellectual Property licensed to the Company or the Company’s Subsidiaries.  Neither the Company nor any of the Company Subsidiaries has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any material Company Owned IP and, to the Knowledge of the Company, Intellectual Property licensed to the Company or the Company’s Subsidiaries, except in the ordinary course of business consistent with past practice.

(e)

The Company and the Company Subsidiaries have taken reasonable steps in accordance with normal industry practice to protect and maintain the confidentiality of all material confidential Company Owned IP, the value of which to the Company and the Company Subsidiaries is contingent upon maintaining the confidentiality thereof.  Except as would not have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is in breach of any existing confidentiality agreements with any person.

SECTION 3.18

Board Approvals; Vote Required.

(a)

The Company Board, by resolutions duly adopted at a meeting duly called and held, unanimously: (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Company and its shareholders, (ii) adopted and approved this Agreement and the Transactions, (iii) resolved, subject to Section 6.03(e), to recommend approval and adoption of this Agreement by the shareholders of the Company (such recommendation, the “Company Board Recommendation”) and (iv) directed that the approval and adoption of this Agreement be submitted to a vote of the Company’s shareholders.

(b)

Assuming the accuracy of the representations and warranties in Section 4.05, the affirmative vote of the holders of at least two-thirds of all outstanding shares of Company Common Stock to approve and adopt this Agreement (the “Company Shareholder Approval”) is the only vote or consent of the holders of any class or series of the Company’s capital stock or other securities necessary to approve this Agreement and consummate the Transactions.

SECTION 3.19

Takeover Laws.   Assuming the accuracy of the representations and warranties in Section 4.05, as of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition,” “significant shareholder,” “interested stockholder” or other anti-takeover Law (including Sections 180.1130 to 180.1134, Sections 180.1140 to 1144 and Section 180.1150, inclusive, of the WBCL), or any comparable anti-takeover provisions of the Company Charter or the Company Bylaws, is, or at any time prior to the Effective Time will be, applicable to this Agreement, the Merger or any of the other Transactions.  The Company has no “rights plan”, “rights agreement” or “poison pill” in effect.

SECTION 3.20

Opinion of Financial Advisor.  The Company Board has received an opinion from Evercore Group L.L.C. to the effect that, as of the date of this Agreement and subject to certain assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received by the holders of Shares in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders.

SECTION 3.21

Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company other than the fees payable to Evercore Group L.L.C. pursuant to an engagement letter listed in Section 3.21 of the Company Disclosure Schedule, a correct and complete copy of which has been provided to Parent.

SECTION 3.22

Anti-Corruption Matters.  Except as would not have a Company Material Adverse Effect, none of the Company, any Company Subsidiary or any of their respective officers or directors has, nor, to the Knowledge of the Seller, has any employee, agent or representative of the Company or any Company Subsidiary, in each case, acting on behalf of the Company or any Company Subsidiary, taken any action which would cause the Company or any Company Subsidiary to (i) be in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other anti-bribery or anti-corruption related Laws or regulations applicable to the Company and the Company Subsidiaries or (ii) violate or operate in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other similar applicable domestic or foreign Laws.

SECTION 3.23

Affiliated Transactions.  Since January 1, 2015, there have been no agreements between the Company or any Company Subsidiaries on the one hand, and the Affiliates of the Company on the other hand (other than the Company’s Subsidiaries), that would be required to be disclosed under Item 404 under Regulation S-K under the Securities Act and that have not been so disclosed in the Company SEC Reports filed prior to the date hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

SECTION 4.01

Corporate Organization.  Each of Parent and Merger Sub is a corporation, in each case, validly existing and in good standing (or equivalent concept to the extent applicable) under the Laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so existing or in good standing or to have such power and authority would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement.

SECTION 4.02

Organizational Documents.  Parent has heretofore furnished to the Company a true and complete copy of the certificate of incorporation and bylaws of Parent and Merger Sub, in each case as amended to date.  Such certificate of incorporation and bylaws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its certificate of incorporation or bylaws, as applicable.

SECTION 4.03

Authority Relative to This Agreement.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions.  The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (subject, in the case of the Merger, to the filing of the Articles of Merger with the Department of Financial Institutions of the State of Wisconsin pursuant to the WBCL).  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

SECTION 4.04

No Conflict; Required Filings and Consents; Agreements.

(a)

The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, (i) conflict with or violate the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) assuming that all consents, approvals and other authorizations described in Section4.04(b) have been obtained and that all filings and other actions described in Section 4.04(b) have been made or taken, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any Contract or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to each of the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent and Merger Sub from performing their obligations under this Agreement.

(b)

The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, (ii) applicable requirements, if any, of the NYSE, (iii) the Articles of Merger with the Department of Financial Institutions of the State of Wisconsin pursuant to the WBCL, (iv) the premerger notification and waiting period requirements of the HSR Act and such other Antitrust Laws as may be applicable to the Transactions, and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing their obligations under this Agreement.

SECTION 4.05

Ownership of Company Common Stock.  Neither Parent nor any of its Subsidiaries (including Merger Sub) is, and at no time during the last five years has Parent or any of its Subsidiaries (including Merger Sub) been, a “significant shareholder” of the Company (as defined in Section 180.1130 of the WBCL), an “interested stockholder” of the Company (as defined in Section 180.1140 of the WBCL), or a “Interested Shareholder” (as defined in paragraph (g) of Part III of Article 9 of the Company Charter). Neither Parent nor any of its Subsidiaries (including Merger Sub) owns (directly or indirectly, beneficially or of record), or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company.

SECTION 4.06

Absence of Litigation.  As of the date of this Agreement, there is no Action pending or, to the knowledge of the officers of Parent, threatened, against Parent or any of its Affiliates before any Governmental Authority that would or seeks to prevent or materially delay the consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing their obligations hereunder.  As of the date of this Agreement, neither Parent nor any of its Affiliates is subject to any continuing Order of, or settlement agreement or other similar written agreement with, any Governmental Authority, that would or seeks to prevent or materially delay the consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing their obligations hereunder.

SECTION 4.07

Operations of Merger Sub.  Merger Sub is a direct, wholly-owned Subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

SECTION 4.08

Financing.  Parent currently has, and at Closing will have, sufficient funds available to consummate the Transactions.  Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that it shall not be a condition to the obligations of Parent and Merger Sub to consummate the Transactions that Parent and Merger Sub have sufficient funds for payment of the Merger Consideration.

SECTION 4.09

Brokers.  The Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01

Conduct of Business by the Company Pending the Merger.  The Company agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), except as contemplated by this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, the Company shall and shall cause the Company Subsidiaries to conduct the businesses of the Company and the Company Subsidiaries in all material respects in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to (i) preserve substantially intact the business organization of the Company and the Company Subsidiaries, (ii) continue to employ the executive officers and Key Employees of the Company on commercially reasonable terms, (iii) maintain in effect all necessary licenses, permits, consents, franchises and approvals and authorizations, and (iv) maintain relationships of the Company and the Company Subsidiaries with its customers, suppliers, lenders and other persons with which the Company or any Company Subsidiary has material business relations and, subject to Section 6.06, with Governmental Authorities having jurisdiction over it business and operation, in each case substantially as favorable to the Company and the Company Subsidiaries as such relationship is as of the date of this Agreement.  Except as expressly contemplated by any other provision of this Agreement, as set forth in Section 5.01 of the Company Disclosure Schedule or as required by applicable Law, neither the Company nor any Company Subsidiary shall, during the Pre-Closing Period, do any of the following without the prior written consent of Parent, which consent (other than with respect to (b), (c) or (e)(ii) of this Section 5.01) shall not be unreasonably withheld, conditioned or delayed:

(a)

amend or otherwise change its certificate of incorporation, bylaws or other similar organizational documents;

(b)

issue, sell, grant, award, dispose of, transfer, exclusively license, encumber (other than Permitted Liens), or authorize such issuance, sale, grant, award, disposition, transfer, exclusive license or encumbrance of, (i) any shares of any class of share capital of the Company or any Company Subsidiary, or any Performance Units, options, warrants, convertible securities or other rights of any kind to acquire any shares of such share capital, or any other Equity Interests, of the Company or any Company Subsidiary (except for the issuance of Shares issuable pursuant to Company Stock Options that are outstanding on the date of this Agreement pursuant to the terms of the applicable Company Stock Option as in effect immediately prior to the date of this Agreement), or (ii) any of its material properties, assets, licenses, operations, rights, product lines, businesses or interests therein (including Intellectual Property) except, in the case of clause (ii), (A) in the ordinary course of business, (B) pursuant to Contracts as in force on the date of this Agreement, or (C) such dispositions among the Company and the Company Subsidiaries;

(c)

declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital, except for dividends or other distributions by any direct or indirect wholly-owned Company Subsidiary to the Company or any other direct or indirect wholly-owned Company Subsidiary and regular semiannual dividends on Shares declared in cash at times and in amounts consistent with past practice;

(d)

reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any share capital of the Company or any Company Subsidiary;

(e)

(i) acquire (including by amalgamation, merger, consolidation, or acquisition of equity interests or assets or any other business combination) any company, corporation, partnership, other business organization (or any division thereof), (ii) except for borrowings under existing credit facilities as in effect immediately prior to the date of this Agreement, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, (iii) enter into, amend, waive, renew or terminate any Material Contract (or any other Contract that would be deemed to be a Material Contract if it had been entered into prior to the date of this Agreement), other than in the ordinary course of business, or (iv) authorize, or make any commitment with respect to, capital expenditures that in the aggregate exceed by 10% the aggregate amount of the annual capital expenditures budget of the Company and the Company Subsidiaries, taken as a whole (a copy of which has been previously provided to Parent, other than in the ordinary course of business);

(f)

except as otherwise required under any plan, program, policy, agreement, collective bargaining agreement or other arrangement in existence as of the date of this Agreement, (i) increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in base salary or wages in the ordinary course of business, (ii) grant or take any action to accelerate the vesting or payment of any equity awards or retention, severance or termination pay to, or enter into any employment, bonus, indemnification, change of control or severance agreement with, any director, officer or other employee of the Company or of any Company Subsidiary, except for the award of cash bonus incentive awards containing all of terms, and made in accordance with, the provisions set forth in subparagraph (f) of Section 5.01 of the Company Disclosure Schedule, (iii) establish, adopt, enter into, terminate or amend any Plan, or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement, for the benefit of any director, officer or employee except as required by Law, (iv) loan or advance any money or other property to any current or former director, officer or employee of the Company or the Company Subsidiaries or (v) enter into any collective bargaining agreement, memoranda of understanding, side letter agreements or other Contract with any labor organization, or amend any of the foregoing;

(g)

fail to maintain in full force and effect the existing insurance policies (or alternative policies with comparable terms and conditions) covering the Company and the Company Subsidiaries and their respective properties, assets and businesses;

(h)

settle any Action other than settlements involving not more than $500,000 in the aggregate (net of insurance proceeds) and that do not require any actions or impose any material restrictions on the business or operations of the Company and the Company Subsidiaries (or, after the Effective Time, of Parent or any of its Affiliates);

(i)

(i) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any material closing agreement with respect to Taxes, settle any material Tax claim, audit, assessment or dispute, surrender any right to claim a refund of a material amount of Taxes or (ii) file any U.S. federal income Tax Return relating to the Company or any of the Company Subsidiaries that has been prepared in a manner that is inconsistent with the past practices of the Company or such Company Subsidiary, provided that, the Company will not file any U.S. federal income Tax Return without providing Parent with a draft form of such Tax Return at least fifteen (15) Business Days before filing to the extent then available or, if not then available, as promptly as practicable once available;

(j)

except as required by GAAP, applicable Law or any Governmental Authority, make any material change in financial accounting methods, principles or practices used by the Company or any Company Subsidiary;

(k)

authorize or adopt, or publicly propose, a plan or agreement of complete or partial liquidation or dissolution of the Company or any Company Subsidiary; or

(l)

agree, resolve, announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

SECTION 5.02

Control of Operations

.  Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing.  Prior to the Closing, the Company shall exercise, consistent with and subject to the terms and conditions of this Agreement (including Section 5.01), complete control and supervision over its operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01

Proxy Statement; Company Shareholders’ Meeting.  (a)  As promptly as reasonably practicable following the date of this Agreement, and in any event within twenty (20) Business Days, the Company shall prepare and file with the SEC the preliminary Proxy Statement.  Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement, and each covenants that none of the information supplied or to be supplied by it for inclusion or incorporation in the Proxy Statement will, at the date it is filed with the SEC or first mailed to the Company’s shareholders or at the time of the Company Shareholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Company shall cause the Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.  Each of the Company and Parent shall use its reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect to the Proxy Statement, and the Company shall cause the definitive Proxy Statement to be mailed to the Company’s shareholders as promptly as reasonably practicable after the date on which the Company learns that the Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon.  Except to the extent that the Company Board shall have effected an Adverse Recommendation Change as permitted by Section 6.03(e), the Proxy Statement shall include the Company Board Recommendation.  The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement.  The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC or disseminating to holders of Shares and reasonable opportunity to review and comment on all responses to requests for additional information and shall give due consideration to all reasonable changes suggested by Parent. If, at any time prior to the Company Shareholders’ Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company and shall provide Parent with a copy of all material written correspondence between the Company or any Company Representatives, on the one hand, and the SEC or its staff, on the other hand, with regards to the Proxy Statement.

(a)

Unless this Agreement is terminated pursuant to Section8.01, the Company shall, as promptly as reasonably practicable after the date on which the Company learns that the Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon, duly call, give notice of, convene and hold the Company Shareholders’ Meeting.  Notwithstanding the foregoing sentence, the Company shall, at any time, upon the written direction of Parent, make one or more (but not more than three (3) in the aggregate) successive postponements or adjournments of the Company Shareholders’ Meeting; provided that the Company Shareholders’ Meeting is not postponed or adjourned to a date that is more than thirty (30) calendar days after the date for which the Company Shareholders’ Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law).  Once the Company Shareholders’ Meeting has been called and noticed, the Company, unless this Agreement shall have been terminated in accordance with Section8.01, shall not postpone or adjourn the Company Shareholders’ Meeting without the consent of Parent (other than (i) in order to obtain a quorum of its shareholders, or (ii) to comply with applicable Law), which consent shall not be unreasonably withheld or delayed (it being understood that it shall be deemed unreasonable of Parent to withhold such consent if each of the following is true: (x) at the time of the requested postponement or adjournment the Company has not received proxies representing (together with the shares covered by the Voting Agreements) a sufficient number of Shares necessary to obtain the Company Shareholder Approval, (y) the proposed postponement or adjournment is to a date that is not more than thirty (30) calendar days after the date for which the Company Shareholders’ Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) and (z) at the time of such requested postponement or adjournment no Acquisition Proposal has been made which has not been publicly withdrawn.  The Company shall use its reasonable efforts to solicit from its shareholders proxies in favor of the approval and adoption of this Agreement, and to take all other actions necessary or advisable to secure the Company Shareholder Approval.

SECTION 6.02

Access to Information; Confidentiality.  (a)  Except as otherwise prohibited by applicable Law, the terms of any Contract entered into prior to the date hereof or as would be reasonably expected to violate or result in the loss of any attorney-client (or other legal) privilege, during the Pre-Closing Period, the Company shall (and shall cause the Company Subsidiaries to), at Parent’s expense:  (i) provide to Parent and its Representatives reasonable access, during normal business hours and upon reasonable prior notice to the Company by Parent, to the officers, employees, agents, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books and records thereof, and (ii) furnish as promptly as practicable to Parent such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent or its Representatives may reasonably request; provided that if such access or disclosure (x) is prohibited by applicable Law, the Company shall use reasonable best efforts to provide such access or disclosure in a manner that does not violate Law, (y) is prohibited by an existing Contract, the Company shall use reasonable best efforts to obtain the required consent from the counterparty to such Contract to allow such access or disclosure or (z) would result in a loss of such privilege, the Company shall use its reasonable best efforts to allow for such access or disclosure (or as much or it as possible) in a manner that would not result in a loss of such privilege, including to the extent requested by Parent and if applicable, by entering into a customary joint defense agreement that would alleviate such loss of privilege.

(a)

All information obtained by Parent, Merger Sub or its or their Representatives pursuant to this Section 6.02 shall be kept confidential in accordance with the confidentiality agreement, dated as of June 9, 2015 (the “Confidentiality Agreement”), between Parent and the Company; provided, that (i) nothing in the Confidentiality Agreement shall restrict Parent’s or Merger Sub’s ability to take any of the actions expressly contemplated by this Agreement and (ii) in the event that the Company delivers notice to Parent that it intends to effect an Adverse Recommendation Change of a type described in Section 6.03(e), the restrictions set forth in Section 7 of the Confidentiality Agreement shall terminate and cease to apply to Parent and its Representatives and Affiliates (including Merger Sub). The Company and Parent hereby agree, in accordance with Section 19 of the Confidentiality Agreement, that the Confidentiality Agreement shall be deemed to have been, and hereby is, amended by the provisions of this Section 6.02(b).

(b)

No investigation pursuant to this Section 6.02 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

SECTION 6.03

No Solicitation.  (a)  The Company shall, and shall cause the Company Subsidiaries to, and shall instruct (and use its reasonable best efforts to cause) the Company Representatives to, immediately cease and cause to be terminated any solicitation, discussions or negotiations with any person that may be ongoing with respect to an Acquisition Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, and shall request (and shall use its reasonable best efforts to cause) the prompt return or destruction of all confidential information previously furnished to any person in connection therewith and immediately terminate all physical and electronic dataroom access previously granted to any such person, its Subsidiaries or Representatives.

(a)

Except as permitted by this Section 6.03, during the Pre-Closing Period, the Company agrees that neither it nor any Company Subsidiary, nor any of the officers or directors of it or any Company Subsidiary, shall, and it shall not authorize its and the Company Subsidiaries’ Affiliates, investment bankers, financial advisors or other Representatives to, directly or indirectly, (i) solicit or initiate any inquiries or the implementation or submission of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) engage in, continue or otherwise participate in discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal except to notify such person of the existence of this Section 6.03, or (iii) otherwise knowingly encourage or take any other action to facilitate any effort or attempt to make a proposal which constitutes, or may reasonably be expected to lead to, an Acquisition Proposal or (iv) enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement); provided, however, that, prior to the receipt of the Company Shareholder Approval, nothing contained in this Agreement shall prevent the Company or the Company Board from furnishing information to, or engaging in negotiations or discussions with, any person in connection with a bona fide unsolicited Acquisition Proposal by such person that was made after the date of this Agreement in circumstances not otherwise involving a breach of this Section 6.03, if and only if prior to taking such action (A) the Company Board (1) determines in good faith (after consultation with its advisors) that such Acquisition Proposal is, or would reasonably be expected to result in, a Superior Proposal, and (2) determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would reasonably be expected to cause the Company Board to be in breach of its fiduciary duties under applicable Law, (B) the Company receives from such person an executed confidentiality agreement  with terms no less favorable, in the aggregate, to the Company than those contained in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”) (provided that such Acceptable Confidentiality Agreement shall (x) permit the provision of all information to Parent that is contemplated or required by this Section 6.03 to be provided to Parent and (y) include a standstill, except that (i) such standstill need not prohibit the person making such Acquisition Proposal from making such Acquisition Proposal to the Company Board in a confidential manner and (ii) such Acceptable Confidentiality Agreement need not include a standstill to the extent that the person making such Acquisition Proposal has commenced a tender offer or exchange offer incorporating an Acquisition) and (C) the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action.  It is agreed that any violation of the restrictions set forth in this Section 6.03 by any officers, directors or employees or any Affiliate, investment banker, financial advisor, attorney, accountant or other Representative of the Company or the Company Subsidiaries shall be deemed to be a breach of this Section 6.03 by the Company.

(b)

The Company shall promptly (and in any event within forty-eight (48) hours) (i) provide Parent notice of (A) the receipt of any Acquisition Proposal and (B) any inquiries, proposals or offers received by, or any discussions or negotiations sought to be initiated or continued with, the Company or its Representatives concerning any proposal that constitutes, or that would reasonably be expected to lead to, an Acquisition Proposal or any request for non-public information relating to the Company or any Company Subsidiary that would reasonably be expected to lead to an Acquisition Proposal, and disclose the identity of the third party making, and the material terms of such inquiry, offer, proposal or request, (ii) provide copies of any materials, documents or agreements, in each case, evidencing the terms of such Acquisition Proposal provided to the Company in connection with such inquiry, offer, proposal or request (including the most current drafts of any acquisition agreements and financing commitments related thereto) and (iii) provide Parent with copies of all written information concerning the Company provided by the Company to such party to the extent not previously provided or made available to Parent. The Company will keep Parent reasonably informed on a reasonably prompt basis of the status and details (including material amendments) of any such Acquisition Proposal or other inquiry, offer, proposal or request concerning an Acquisition Proposal. The Company shall promptly (and in any event within twenty-four (24) hours), following a determination by the Company Board that an Acquisition Proposal is a Superior Proposal, notify Parent of such determination.

(c)

Except as set forth in Section 6.03(e), none of the Company, the Company Board or any committee of the Company Board shall, nor shall any of the foregoing publicly propose to: (i) withhold, withdraw or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (ii) approve or recommend any Acquisition Proposal, (iii) following the disclosure or announcement of an Acquisition Proposal (other than a tender or exchange offer described in clause (iv) below), fail to reaffirm publicly the Company Board Recommendation within five (5) Business Days after Parent requests in writing that such recommendation under such circumstances be reaffirmed publicly, (iv) fail to recommend against acceptance of any tender offer or exchange offer for shares of Company Common Stock (including, for these purposes, by taking any position contemplated by Rule 14e-2 of the Exchange Act other than recommending rejection of such tender offer or exchange offer) within ten (10) Business Days after the commencement of such offer (or, in the event of a change in the terms of the tender offer or exchange offer, within ten (10) Business Days of the announcement of such changes), or make any public statement inconsistent with the Company Board Recommendation, (v) enter into, or permit any Company Subsidiary to enter into, any letter of intent, acquisition agreement or similar agreement (other than an Acceptable Confidentiality Agreement in accordance with Section 6.03(a) with respect to any Acquisition Proposal, or (vi) resolve, agree or publicly announce an intention to take any of the foregoing actions (any of the foregoing, an “Adverse Recommendation Change”).

(d)

Notwithstanding anything in this Agreement to the contrary, prior to the receipt of the Company Shareholder Approval, the Company Board may effect an Adverse Recommendation Change if the Company receives an unsolicited written Acquisition Proposal after the date of this Agreement, which Acquisition Proposal did not result from a breach of this Section 6.03, that the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) is a Superior Proposal and determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would reasonably be expected to cause the Company Board to be in breach of  its fiduciary duties under applicable Law; provided that prior to effecting such an Adverse Recommendation Change with respect to a Superior Proposal, (A) the Company has notified Parent in writing that it intends to effect an Adverse Recommendation Change, (B) the Company has provided Parent written notice containing the identity of the third party making, a summary of the material terms and conditions of, and a copy of all proposed definitive agreements (including all financing documents, if applicable) with respect to such Superior Proposal, (C) if requested to do so by Parent, for a period of four (4) Business Days following delivery of such notice, the Company shall have discussed and negotiated in good faith, and shall have made its Representatives available to discuss and negotiate in good faith, with Parent’s Representatives, any bona fide proposed modifications to the terms and conditions of this Agreement, and (D) no earlier than the end of such four (4) Business Day period, the Company Board shall have determined in good faith after consultation with (x) the Company’s outside legal counsel and financial advisors, after considering the terms of any proposed amendment or modification to this Agreement proposed by Parent during such four (4) Business Day period, that such Superior Proposal still constitutes a Superior Proposal and (y) the Company’s outside legal counsel that its failure to make an Adverse Recommendation Change in connection therewith would reasonably be expected to cause the Company Board to be in breach of its fiduciary duties under applicable Law (it being understood and agreed that any change to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above, but with respect to any such subsequent notices references herein to a “four (4) Business Day period” shall be deemed references to a “two (2) Business Day period”).

(e)

Nothing contained in this Agreement shall prevent the Company or the Company Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal or from making any disclosure to the Company’s shareholders if the Company Board determines (after consultation with its outside legal counsel) that its failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided that any Adverse Recommendation Change may only be made in accordance with Section 6.03(e). For the avoidance of doubt, a factually accurate public statement that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto (without including a reaffirmation) shall not be deemed an Adverse Recommendation Change.

(f)

Except as set forth in Section 8.03(e) with respect to an Acquisition Proposal, for purposes of this Agreement:

(i)

“Acquisition Proposal” means any proposal or offer (including any proposal from or to the Company’s shareholders), or any inquiry reasonably likely to lead to a proposal or offer,  from any person or group (other than Parent or Merger Sub) relating to (1) any direct or indirect acquisition of (A) assets (including equity interests in Subsidiaries) of the Company and its consolidated Subsidiaries, taken as a whole, equal to 15% or more of the fair market value of the Company’s consolidated assets or (B) 15% or more of any class of equity securities of the Company; (2) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that if consummated would result in any person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 15% or more of any class of equity securities of the Company; or (3) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or the Company Subsidiaries.

(ii)

“Superior Proposal” means any bona fide written Acquisition Proposal made by any person (other than Parent or any of its Subsidiaries) after the date of this Agreement, which Acquisition Proposal did not arise or result in any respect from a breach of this Section 6.03, for the direct or indirect acquisition of more than 50% of the outstanding Shares or all or substantially all of the assets of the Company and the Company Subsidiaries taken as a whole, that (1) is on terms that the Company Board determines in good faith (after receiving the advice of its outside legal counsel and financial advisor and after taking into account all the terms and conditions of the Acquisition Proposal) would result in a transaction more favorable in the aggregate to the Company’s shareholders from a financial point of view  than the Merger and the transactions contemplated thereby (taking into account any proposed amendment or modification proposed by Parent pursuant to Section 6.03(e) and (2) the Company Board determines is reasonably capable of being consummated on the terms set forth in such proposal, taking into account all financial, legal, regulatory and other aspects thereof that the Company Board deems relevant and (3) for which the third party making such proposal has demonstrated that, if a cash transaction (whether in whole or in part), the financing for such offer is fully committed (subject to the satisfaction of customary conditions) or is reasonably likely to be obtained, in each case, as determined by the Company Board in its good faith judgment (after consultation with the Company’s outside legal counsel and financial advisors).

SECTION 6.04

Directors’ and Officers’ Indemnification and Insurance.  (a) From and after the Effective Time, the Surviving Company and its Subsidiaries shall, and Parent shall cause the Surviving Company to, to the fullest extent permitted under the WBCL, honor and fulfill in all respects the obligations of the Company and the Company Subsidiaries under any and all indemnification agreements between the Company or any Company Subsidiary and any of their respective present or former directors and officers (collectively, the “Indemnified Parties”).  In addition, the certificate of incorporation and bylaws of the Surviving Company shall contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the Company Charter or the Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or any Company Subsidiary.

(a)

For a period of six (6) years after the Effective Time, Parent and the Surviving Company shall, jointly and severally, to the fullest extent permitted under applicable Law, indemnify and hold harmless each Indemnified Party against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any Action (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or relating to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, whether occurring on or before the Effective Time. To the fullest extent permitted by Law, Parent and the Surviving Company shall, jointly and severally, pay all expenses of each Indemnified Party in advance of the final disposition of any such Action, subject to receipt of an undertaking to repay such advances if it is ultimately determined in accordance with applicable Law that such Indemnified Party is not entitled to indemnification. In the event of any such Action, (i) Parent or the Surviving Company shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Company, promptly after statements therefor are received, (ii) neither Parent nor the Surviving Company shall settle, compromise or consent to the entry of any judgment in any pending or threatened Action to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents, and (iii) Parent and the Surviving Company shall cooperate in the defense of any such matter; provided, however, that neither Parent nor the Surviving Company shall be liable for any settlement effected without the Surviving Company’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and provided further that, in the event that any claim for indemnification is asserted or made within such six (6) year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim.  The rights of each Indemnified Party under this Section 6.04(b) shall be in addition to any rights such person may have under the certificate of incorporation or bylaws (or similar organizational documents) of the Company and the Surviving Company or any of their Subsidiaries, or under any Law or under any agreement of any Indemnified Party with the Company or any Company Subsidiary.

(b)

The Surviving Company shall either (i) cause to be obtained at the Effective Time “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred on or prior to the Effective Time, or (ii) maintain in effect for six (6) years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company; provided that the Surviving Company may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Company be required to expend pursuant to this Section 6.04(c) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance; provided further that in the event of an expiration, termination or cancellation of such current policies, Parent or the Surviving Company shall be required to obtain as much coverage as is possible under substantially similar policies for such maximum annual amount in aggregate annual premiums.

(c)

In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation, amalgamation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 6.04.

(d)

Parent shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 6.04.

SECTION 6.05

Employee Benefits Matters.

(a)

Parent hereby agrees that, for a period of twelve (12) months immediately following the Effective Time (or if shorter with respect to any person, the period of employment of such person) (the “Protection Period”), it shall, or it shall cause the Surviving Company and its Subsidiaries to provide each employee of the Company and of each of the Company Subsidiaries as of the Effective Time (each, an “Employee”) with (i) at least the same base salary or wages provided to each such Employee immediately prior to the Effective Time, (ii) bonus and incentive opportunities (or other payments or benefits) that are substantially comparable in value to those bonus and incentive opportunities  provided to each such Employee immediately prior to the Effective Time (without regard to any changes to the Plans made under Section 6.05(d)) (except that (x) during the period commencing at the Effective Time and ending at the earlier of December 31, 2016 and the end of the Protection Period, long-term equity incentive opportunities shall be valued at 50% of the corresponding pre-Closing long-term equity incentive opportunity value applicable to such Employee and may be paid in cash and (y) no value shall be ascribed in respect of equity incentive opportunities with respect to (1) the individual identified on Schedule 6.05(a), (2) any Employee at any time after the earlier of December 31, 2016 and the end of the Protection Period or (3) any employee at any time after the award of any cash bonus incentive pursuant to subparagraph (f) of Section 5.01 of the Company Disclosure Schedule (whether or not made to such Employee)), and (iii)employee benefits that are no less favorable in the aggregate than those provided to such Employees immediately prior to the Effective Time (without regard to any changes to the Plans made under Section 6.05(d)) in each case (x) excluding equity compensation other than as provided in Section 6.05(a)(ii) above, defined benefit pension benefits, retiree or other post-termination health and welfare benefits and (y) except as otherwise required by a Collective Bargaining Agreement.  During the Protection Period, Parent shall cause the Surviving Company and its Subsidiaries to honor in accordance with their terms, all contracts, agreements, arrangements, policies, plans and commitments of the Company and the Company Subsidiaries as in effect immediately prior to the Effective Time that provide benefits that are vested immediately prior to the Effective Time to any current or former employees or directors of the Company or any Company Subsidiary, including all severance agreements, in each case, as listed on Section 3.10(a) and 3.11 of the Company Disclosure Schedule.

(b)

Employees shall receive credit for all purposes (including, for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits, but excluding benefit accruals under any defined benefit pension plan) under any employee benefit plan, program or arrangement established or maintained by Parent, the Surviving Company or any of their respective Subsidiaries under which each Employee may be eligible to participate on or after the Effective Time as if such service were with Parent; provided that such recognition of service shall not operate to duplicate any benefit or the funding of any benefit.

(c)

With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent or the Surviving Company (“Purchaser Welfare Benefit Plans”) in which an Employee may be eligible to participate on or after the Effective Time, Parent and the Surviving Company shall take commercially reasonable efforts to (i) waive, or cause the insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each Employee under any Purchaser Welfare Benefit Plan to the same extent waived under a comparable Plan, and (ii) provide credit to each Employee for any co-payments, deductibles and out-of-pocket expenses paid by such Employee under the Plans during the relevant plan year, up to and including the Effective Time.

(d)

Prior to the Effective Time, the Company shall take or cause to be taken such corporate actions as are necessary to terminate such Plans as Parent may identify to the Company at least ten (10) days prior to the Effective Time, effective as of immediately prior to the Effective Time, in each case pursuant to Company Board resolutions and other actions required or appropriate under the terms of the applicable Plan, provided, however, that (1) in no event shall the taking of any action pursuant to this Section 6.05(d) relieve Parent of its obligations under Section 6.05(a) and (2) the Company shall not terminate any Plan that is required to be maintained pursuant to a Collective Bargaining Agreement.

(e)

From and after the Effective Time, Parent shall, or shall cause the Surviving Company to, comply with and honor, without unilateral modification, the collective bargaining agreements set forth in Section 6.05(e) of the Company Disclosure Schedule (the “Collective Bargaining Agreements”).

(f)

Notwithstanding anything contained in this Section 6.05 or otherwise in this Agreement, nothing in this Agreement shall (i) confer upon any Employee the right to continue in employment with Parent, or the Surviving Company and its Subsidiaries following the Effective Time, or interfere with any right or ability of Parent or the Surviving Company and its Subsidiaries to change the terms (subject to Parent’s compliance with Section 6.05(a) as to such terms while employment continues) and conditions of employment or terminate the employment of any employee for any reason or no reason following the Effective Time (except, in each case, as required by a Collective Bargaining Agreement), (ii) subject to the provisions of this Section 6.05, prevent the modification, termination, or amendment of any benefit plan, program, arrangement or agreement in the sole discretion of Parent and the Surviving Company and its Subsidiaries or (iii) constitute an amendment to or any other modification of any Plan or any employee benefit plan of Parent or the Surviving Company and its Subsidiaries.  The parties hereto acknowledge and agree that all provisions contained in this Section 6.05 are included for the sole benefit of the parties to this Agreement and shall not create any right in any person, including any Employees, former employees, any participant in any employee benefit plan, policy or arrangement maintained by the Company or any beneficiary thereof.

SECTION 6.06

Regulatory Approvals.

(a)

Subject to the terms and conditions of this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to (i) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable to promptly obtain all authorizations, consents, Orders, approvals, licenses, permits, and waivers of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, (ii) cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, Orders, approvals, licenses, permits and waivers, and (iii) provide such other information to any Governmental Authority as such Governmental Authority may lawfully request in connection herewith.  As promptly as practicable, but in any event no later than ten (10) Business Days, following the date of this Agreement, each party shall make its respective filing, if necessary, pursuant to the HSR Act with respect to the Transactions and shall supply as promptly as reasonably practicable thereafter to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act.  Each party hereto agrees to, and shall cause its respective Affiliates to, make as promptly as practicable after the date of this Agreement its respective filings and notifications, if any, under those Antitrust Laws set forth on Section 7.01(c) of the Company Disclosure Schedule, and to supply as promptly as reasonably practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the applicable Antitrust Law.  Parent will pay all fees or make other payments to any Governmental Authority in order to make such filings or obtain any such authorizations, consents, Orders or approvals.

(b)

Without limiting the generality of the undertaking of the parties pursuant to Section 6.06(a), (i) Parent shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to take any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority so as to enable the parties hereto to consummate the Transactions as promptly as practicable, and in any event prior to the Termination Date and (ii) subject to the terms and conditions of this Agreement, if any action is instituted (or threatened to be instituted) by a Governmental Authority challenging the transactions contemplated by this Agreement as violative of the HSR Act or any applicable Antitrust Law, each of Parent and the Company shall, and shall cause their respective Subsidiaries to, cooperate to contest and resist, except insofar as Parent and the Company may otherwise mutually agree, any such action, including any action that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the transactions contemplated by this Agreement; provided that, commencing with, and during the pendency of, any complaint initiating litigation challenging the transaction filed by either the Antitrust Division of the Department of Justice or the Federal Trade Commission, Parent shall pay, within ten (10) Business Days of the end of each month (or partial month) during such period, all of the documented third party Expenses of the Company incurred during such month (or partial month, as applicable) to the extent such Expenses are incurred in connection with contesting and resisting such litigation; provided, however, that in no event shall Parent be required to pay any such Expenses incurred by the Company, in the aggregate, in excess of the amount of Expenses incurred by Parent, in the aggregate, in connection with contesting and resisting such litigation.  Notwithstanding the foregoing or any other provision of this

Agreement, (i) neither Parent nor any of its Affiliates shall be required to agree or consent to any structural or conduct remedy and neither the Company nor any of its Affiliates shall agree or consent to any structural or conduct remedy without the prior written consent of Parent and (ii) the failure at any time of the Company to take or not to take any action requiring the consent of Parent pursuant to Section 5.01 shall not be considered a breach by the Company of its obligations to use its reasonable best efforts under this Section 6.06 if the Company promptly requests such consent in writing (with reasonable specificity as to the applicability of this Section 6.06 to such consent), provided that if Parent does give such consent in writing to the Company as to such matter then this clause (ii) shall not apply as to such matter from and after the time such consent is so given.

(c)

Each party shall keep the other parties apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the Transactions, including promptly notifying the other parties hereto of any material communication it or any of its Affiliates receives from any Governmental Authority relating to any review or investigation of the Transactions under the HSR Act or any other applicable non-United States Antitrust Laws and shall permit the other parties to review in advance (and to consider any comments made by the other party in relation to) any proposed substantive communication by such party to any Governmental Authority relating to such matters.  None of the parties to this Agreement shall agree to participate in any substantive meeting, telephone call or discussion with any Governmental Authority in respect of any submissions, filings, investigation (including any settlement of the investigation), litigation or other inquiry relating to the matters that are the subject of this Agreement unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting, telephone call or discussion.  The parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act.  The parties to this Agreement shall provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.  Notwithstanding the foregoing, Parent shall control and lead on all substantive communications with any Governmental Authority and strategy relating to any investigation or litigation under the HSR Act or any other Antitrust Laws; provided, however, that in all instances relating to such strategy and communications, Parent shall consult with the Company in advance and consider in good faith the views of the Company.

(d)

Neither Parent nor Merger Sub shall enter into any agreement, transaction or any agreement to effect any joint venture or acquire any business or company (including by way of merger or asset acquisition) that would reasonably be expected to make it more difficult, or to increase the time required, to:  (i) obtain the expiration or termination of the waiting period under the HSR Act, or the authorizations, consents, Orders and approvals required under any other applicable Antitrust Law, applicable to the transactions contemplated by this Agreement,

(ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order that would materially delay or prevent the consummation of the Transactions, or (iii) obtain all authorizations, consents, Orders and approvals of Governmental Authorities necessary for the consummation of the Transactions.

SECTION 6.07

 Obligations of Parent and Merger Sub.  Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Merger Sub hereunder.  During the Pre-Closing Period, Merger Sub shall not, and Parent shall not permit Merger Sub to, engage in any activity of any nature except as provided in or expressly contemplated by this Agreement.

SECTION 6.08

Public Announcements.  The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of Parent and the Company.  Thereafter until the Effective Time, each of Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions, except to the extent public disclosure is required by applicable Law or the requirements of the NYSE (or any other exchange on which Equity Interests of Parent or its Affiliates are listed), in which case the issuing party shall use its reasonable efforts to consult with the other party before issuing any press release or making any such public statements, except with respect to the matters described in Section 6.03, Section 8.01 and Section 8.03.

SECTION 6.09

Transfer Taxes.  The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes which become payable in connection with the Transactions.  Notwithstanding anything to the contrary herein, each of Parent and the Surviving Company agrees to assume liability for and pay any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes, as well as any transfer, recording, registration and other fees that may be imposed upon, payable or incurred in connection with this Agreement and the Transactions (other than such Taxes required to be paid by reason of the payment of the Merger Consideration to a person other than the holder of record of shares of Company Common Stock with respect to which such payment is made).

SECTION 6.10

Stock Exchange De-Listing.  Prior to receipt of the Company Stockholder Approval, the Company shall use its best efforts to maintain the listing of the Company’s applicable securities on NYSE.  Parent shall cause the Company’s securities to be de-listed from NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

SECTION 6.11

Shareholder Litigation.  The Company shall give Parent reasonable opportunity to participate in the defense (at Parent’s sole cost and subject to a joint defense agreement) of any shareholder litigation brought against the Company or its directors or officers relating to the Transactions. Without limiting the preceding sentence, the Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any such litigation, and the right to consult on the settlement with respect to such litigation, and the Company will in good faith take such comments into account, and, no such settlement shall be agreed to without Parent’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned). The Company shall promptly notify Parent of any such litigation and shall keep Parent reasonably and promptly informed with respect to the status thereof.

SECTION 6.12

Takeover Laws.  If any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other anti-takeover Law becomes or is deemed to be applicable to this Agreement or the Transactions, then the Company Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such Law or Laws inapplicable to the foregoing.

SECTION 6.13

Notification of Certain Matters.  Parent and the Company shall each give prompt notice to the other party if any of the following occur after the date of this Agreement: (i) receipt of any notice or other communication from any Governmental Authority or the NYSE (or any other securities market) in connection with the Transactions and the other transactions contemplated by this Agreement, or (ii) the occurrence of an event which would or would be reasonably likely to (A) prevent or materially delay the consummation of the Transactions or the other transactions contemplated hereby or (B) result in the failure of any condition to the Merger set forth in Article VII to be satisfied.  In no event shall (x) the delivery of any notice by a party pursuant to this Section 6.13 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or (y) disclosure by the Company or Parent be deemed to amend or supplement the Company Disclosure Schedule or constitute an exception to any representation or warranty. This Section 6.13 shall not constitute a covenant or agreement for purposes of Section 7.02(b) or Section 7.03(b).

SECTION 6.14

Further Action.  Subject to the terms and conditions of this Agreement (including Section 6.06), the Company and Parent shall cooperate with each other and use (and shall cause their respective Affiliates to use) reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective the Merger and the other Transactions as soon as practicable, including the use of such reasonable best efforts to obtain all necessary consents, approvals or waivers from third parties; provided that no party shall be required to pay (or cause any Affiliate to pay) any amounts to third parties (other than to its Representatives) in obtaining the foregoing.

SECTION 6.15

Indebtedness.  The Company shall, immediately prior to the Closing, use available cash to pay down indebtedness for borrowed money then outstanding under those certain agreements set forth on Schedule 3.14(a)(i)(2) and (4), if Parent provides written notice to the Company at least five (5) Business Days prior the Closing that such payments should be made; it being understood that any such payments shall be subject to and conditioned upon the occurrence of the Closing immediately following such payments.

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01

Conditions to the Obligations of Each Party.  The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where permissible) of the following conditions:

(a)

Company Shareholder Approval.  The Company Shareholder Approval shall have been obtained.

(b)

No Order.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, Law or Order (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits or makes illegal the consummation of the Merger.

(c)

Regulatory Approvals. (i) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and (ii) all consents, approvals, non-disapprovals and other authorizations of any Governmental Authority set forth in Section 7.01(c) of the Company Disclosure Schedule shall have been obtained.

SECTION 7.02

Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)

Representations and Warranties.  (i) Each of the representations and warranties of the Company in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.08(a), Section 3.18, Section 3.19 and Section 3.21 shall, if qualified by materiality or “Company Material Adverse Effect” be true and correct in all respects or, if not so qualified, be true and correct in all material respects (except for the representations and warranties of the Company in (x) Section 3.03(a), which shall be true and correct in all respects, and (y) Section 3.03(b), which shall be true and correct in all respects, except for de minimis deviations, in each case as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date) and (ii) each of the other representations and warranties contained in Article III(disregarding all qualifications set forth therein relating to “materiality”, “Company Material Adverse Effect” or other qualifications based on the word “material” or similar phrases) shall be true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date), except where the failure of such representations and warranties in this clause (ii) to be so true and correct would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)

Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)

Officer Certificate.  The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by an executive officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).

SECTION 7.03

Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)

Representations and Warranties.  (i) Each of the representations and warranties of Parent in Section 4.01, Section 4.03 and Section 4.09 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date) and (ii) each of the other representations and warranties of Parent and Merger Sub contained in Article IV(disregarding all qualifications set forth therein relating to “materiality” or “material adverse effect” or other qualifications based on the word “material” or similar phrases) shall be true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other Transactions.

(b)

Agreements and Covenants.  Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)

Officer Certificate.  Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of Parent, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01

Termination.  This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, notwithstanding any prior approval or adoption of this Agreement by the shareholders of the Company, as follows (the date of any such termination, the “Termination Date”):

(a)

by mutual written consent of Parent and the Company;

(b)

by either Parent or the Company if the Effective Time shall not have occurred on or before July 12, 2016 (the “Initial Outside Date”); provided, however, that if on the Outside Date any of the conditions set forth in Sections 7.01(b) (to the extent relating to the matters set forth in Sections 7.01(c)) or Sections 7.01(c) shall not have been satisfied but all other conditions set forth in Article VII shall have been satisfied or waived or shall then be capable of being satisfied if the Closing were to take place on such date, then the Outside Date shall be automatically extended to January 12, 2017 (the “Extended Outside Date”); provided, however,  that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any agreements and covenants under this Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before such date; provided, further, that references herein to the “Outside Date” shall be references to the Initial Outside Date as extended by the Extended Outside Date;

(c)

by either Parent or the Company if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, Law or Order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger and such decision, injunction, decree, ruling, Law or Order shall have become final and nonappealable, or if there shall be adopted following the date of execution of this Agreement any Law that makes consummation of the Merger illegal or otherwise prohibited; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (c) has fulfilled its obligations under Sections 6.06;

(d)

by either Parent or the Company if this Agreement shall fail to receive the Company Shareholder Approval at the Company Shareholders’ Meeting (including any adjournment or postponement thereof);

(e)

by Parent if (i) the Company Board shall have effected an Adverse Recommendation Change, (ii) the Company enters into, or publically announces its intention to enter into, any definitive agreement with respect to a Superior Proposal or (iii) there shall have been an Intentional Breach by the Company of any of the provisions set forth in Section 6.01 or, an Intentional Breach by the Company, which results in an Acquisition Proposal, or any of the provisions set forth in Section 6.03;

(f)

by the Company, at any time prior to the time at which the Company receives the Company Shareholder Approval, if the Company Board authorizes the Company, in full compliance with the terms of this Agreement, including Sections 6.03, to enter into a definitive agreement with respect to a Superior Proposal; provided that the Company shall have paid the Company Termination Fee due pursuant to Section 8.03(b) hereof; and provided further that the Company substantially concurrently with such termination enters into such definitive agreement with respect to such Superior Proposal;

(g)

by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set for this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b) and (ii) is incapable of being cured by the Company by the Outside Date or, if capable of being cured, shall not have been cured by the Company within forty-five (45) days following receipt of written notice of such breach or failure to perform from Parent (or, if earlier, the Outside Date); or

(h)

by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set for this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b) and (ii) is incapable of being cured by Parent by the Outside Date or, if capable of being cured, shall not have been cured by the Company within forty-five (45) days following receipt of written notice of such breach or failure to perform from Parent (or, if earlier, the Outside Date).

SECTION 8.02

Notice of Termination; Effect of Termination.

(a)

A terminating party shall provide written notice of termination to the other party specifying with particularity the reason for such termination, and any such termination in accordance with Section 8.01 shall be effective immediately upon delivery of such written notice to the other party.

(b)

In the event of termination of this Agreement by any party as provided in Section 8.01, this Agreement shall forthwith become void and of no further force or effect and there shall be no liability or obligation on the part of any party, except that (i) this Section 8.02, Section 6.02(b), Section 8.03 and Article IX shall remain in full force and effect, (ii) nothing herein (including Section 8.03) shall relieve any party from liability for any fraud or Intentional Breach of any representation, warranty, covenant or other agreement contained in this Agreement prior to the date of such termination, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity, including liability for damages determined taking into account all relevant factors, including the loss of the benefit of the Transactions, any lost shareholder premium, any lost synergies, the time value of money, and any benefit to the breaching party or its shareholders arising from such breach.  For the avoidance of doubt, the failure of a party to effect the Closing on or prior to the third (3rd) Business Day after the later to be satisfied of the condition set forth in Section 7.01(a) or Section 7.01(c) (provided that such party’s other conditions to Closing set forth in Article VII would be capable of satisfaction if the Closing were to occur on the date of such termination) shall be deemed an Intentional Breach of this Agreement.

SECTION 8.03

Fees and Expenses.  (a)  All Expenses incurred in connection with this Agreement, the Transactions, the solicitation of shareholder approvals and all other matters related to the closing of the Merger shall be paid by the party incurring such Expenses, whether or not the Merger or any other Transaction is consummated, except as otherwise set forth in this Agreement.  “Expenses”, as used in this Agreement, shall include all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement.

(a)

If this Agreement shall be terminated:

(i)

by (x) Parent or the Company pursuant to Section 8.01(b) (but only in the case where at the time of such termination the condition in Section 7.01(c) had been satisfied or if such condition had failed to be satisfied the Order giving rise to such failure did not relate to applicable U.S. federal Antitrust Laws), Section 8.01(d), or (y) by Parent pursuant to Section 8.01(g) then, if (A) on or prior to the Termination Date (or with respect to a termination pursuant to Section 8.01(d) at or prior to the date of the Company Shareholders’ Meeting), an Acquisition Proposal shall have been publicly announced and not publicly withdrawn (or, in the case of a termination pursuant to Section 8.01(g), publicly announced or otherwise communicated to the Company Board and not withdrawn) and (B) within twelve (12) months of the Termination Date the Company enters into, or submits to the shareholders of the Company for approval or adoption, an agreement with respect to any Acquisition Proposal or consummates any Acquisition Proposal (in each case, whether or not such Acquisition Proposal is the same Acquisition Proposal described in clause (a) above), then the Company shall pay Parent an amount equal to $18,200,000 (the “Company Termination Fee”); provided, however, if the event giving rise to payment of a Company Termination Fee pursuant to this Section 8.03(b)(i) is a termination pursuant to Section 8.01(d), then the amount payable by the Company pursuant to this Section 8.03(b)(i) shall be an amount equal to the Company Termination Fee minus the Parent Expenses if and to the extent such Parent Expenses were previously paid to Parent pursuant to Section 8.03(b)(iv);

(ii)

by Parent pursuant Section 8.01(e), then the Company shall pay to Parent an amount equal to the Company Termination Fee;

(iii)

by the Company pursuant to Section 8.01(f), then the Company shall pay to Parent an amount equal to the Company Termination Fee;

(iv)

by Parent or the Company pursuant to Section 8.01(d), then the Company shall pay to Parent an amount equal to the Parent Expenses;

(v)

by Parent or the Company pursuant to Section 8.01(c) (solely to the extent the Order giving rise to such termination right relates to applicable U.S. federal Antitrust Laws) or Section 8.01(b) (solely to the extent that, at the time of such termination, the conditions in Section 7.01(c)(i) shall not have been satisfied) and at the time of either such termination all of the other conditions set forth in Section 7.01 (other than Section 7.01(b) (to the extent the Order giving rise to the failure of such condition relates to applicable U.S. federal Antitrust Laws) and/or Section 7.01(c)(i)) and the conditions set forth in Section 7.02 have been satisfied (or, in the case of conditions that by their nature are to be satisfied at the Closing, are capable of being satisfied if the Closing were to occur on the date of such termination), then Parent shall pay a fee in the amount of $26,000,000 (the “Parent Regulatory Fee”) to the Company within two (2) Business Days following the date of such termination.

(b)

The Company Termination Fee and/or the Parent Expenses, as applicable, payable by the Company under this Section 8.03 shall be paid to Parent or its designee by the Company in immediately available funds (i) concurrently with and as a condition to the effectiveness of a termination of this Agreement by the Company pursuant to Section 8.01(f) and (ii) within two (2) Business Days after the date of the event giving rise to the obligation to make such payment in all other circumstances.  Subject to Section 8.02(b) and the proviso set forth in Section 8.03(b)(i), the payment to Parent or its designees of the Company Termination Fee or the Parent Expenses, as applicable, shall, in the circumstances in which the Company Termination Fee or the Parent Expenses, as applicable, are payable and then only to the extent actually paid, be the sole and exclusive remedy of Parent for any loss suffered by Parent or Merger Sub as a result of the failure of the Transactions to be consummated and upon such payment in accordance with this Section 8.03, the Company shall not have any further liability or obligation relating to or arising out of this Agreement or the Transactions; for purposes of clarity, subject to the proviso set forth in Section 8.03(b)(i), the payment to Parent or its designees of the Parent Expenses shall not relieve the Company of any obligation to pay to Parent or its designees the Company Termination Fee.  Subject to Section 8.02(b), the payment to the Company or its designees of the Parent Regulatory Fee shall, in the circumstances in which the Parent Regulatory Fee is payable and then only to the extent actually paid, be the sole and exclusive remedy of the Company for any loss suffered by the Company as a result of the failure of the Transactions to be consummated and upon such payment in accordance with this Section 8.03, Parent shall not have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

(c)

For purposes of this Section 8.03, Acquisition Proposal shall have the meaning assigned to such term in Section 6.03(g)(i), except that references to 15% in clauses (1) and (2) of the definition thereof shall be deemed to be references to 50% and clause (3) of the definition thereof shall be deemed amended and replaced in its entirety by the following language: “(3) any merger, consolidation, share exchange, business combination, recapitalization liquidation, dissolution or other similar transaction involving the Company or any Company Subsidiary pursuant to which shareholders of the Company immediately prior to the consummation of such transaction would cease to own directly or indirectly at least 50% of the voting power of the outstanding securities of the Company (or of another person that directly or indirectly would own 50% or more of the consolidated assets of the Company as of immediately prior to the consummation of such transaction) immediately following such transaction in the same proportion as they owned prior to the consummation of such transaction.”

(d)

The parties acknowledge and agree that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement.  Each of the parties further acknowledges that the payment of the amounts by the Company or Parent, as applicable, specified in this Section 8.03 is not a penalty, but, in each case, is liquidated damages in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.  Except as set forth in the proviso in Section 8.03(b)(i), in no event shall the Company or Parent, as applicable, be required to pay the

Company Termination Fee, the Parent Expenses or the Parent Regulatory Fee, as applicable, in connection with the termination of this Agreement more than once.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01

Non-Survival of Representations, Warranties and Agreements.  The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time; provided, however, that this Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.02

Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile transmission (with a confirmatory copy sent by an internationally recognized overnight courier service), or by email (with confirmation of successful transmission) to the respective parties hereto at the following coordinates (or at such other coordinates for a party as shall be specified in a notice given in accordance with this Section 9.02):

(a)	if to Parent or Merger Sub:

SCA Americas Inc.
2929 Arch Street, Suite 2600
Philadelphia, PA 19104
Attention: Kevin S. Gorman, Vice President & General Counsel
Facsimile: (610) 499-3453
Email: Kevin.Gorman@sca.com

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius
1701 Market Street
Philadelphia, PA 19103-2921
Attention: Michael A. Conza Andrew R. Mariniello
Facsimile: (215) 963-5001
Email: mike.conza@morganlewis.com amariniello@morganlewis.com

(b)	if to the Company:

Wausau Paper Corp.
100 Paper Place
Mosinee, WI 54455-9099
Attention: Sherri L. Lemmer, Chief Financial Officer
Facsimile: (715) 692-2082
Email: slemmer@wausaupaper.com

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
599 Lexington Avenue New York, NY 10022
Attention: Creighton O’M. Condon Scott Petepiece David Connolly
Facsimile: (212) 848-7179
Email: ccondon@shearman.com spetepiece@shearman.com david.connolly@shearman.com

and

Ruder Ware, L.L.S.C.
500 North First Street, Suite 8000 P.O. Box 8050 Wausau, WI 54402-8050
Attention: Matthew D. Rowe
Facsimile: (715) 845-2718
Email: mrowe@ruderware.com

SECTION 9.03

Certain Definitions.  (a)  For purposes of this Agreement:

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Antitrust Laws” means all antitrust, competition or trade regulation Laws or Laws that are otherwise designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with any other event, circumstance, change or effect, has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Company Material Adverse Effect:  (i) any event, circumstance, change or effect resulting from or relating to (A) a change in general economic, political, regulatory, business, economic, financial, credit or capital market conditions, or any changes therein, including interest or exchange rates, (B) a change in the industries in which the Company and the Company Subsidiaries operate, (C) any change in accounting requirements or principles required by GAAP (or any authoritative interpretations thereof) or required by any change in applicable Laws (or any authoritative interpretations thereof) after the date hereof, (D) any adoption, implementation, promulgation, repeal or modification of any Law after the date hereof, (E) any liability arising out of any Action disclosed on the Company Disclosure Schedule to the extent such liability is reasonably foreseeable from the face of such disclosure, (F) any seasonal fluctuations in the business of the Company and the Company Subsidiaries, (G) any outbreak, escalation or acts of terrorism, armed hostility or war or any weather related event, fire or natural disaster, (H) the announcement of the execution of this Agreement or the pendency of the Transactions, provided that the exceptions in this clause (H) shall not apply to any representations or warranties contained in Section 3.05 (or the condition in Section 7.02(a) as it relates to the representations and warranties in Section 3.05),  or (I) compliance with the express terms of, or the taking of any action expressly required by, this Agreement (excluding the Company operating in the ordinary course of business), or the taking of any action consented to or requested in writing by Parent prior to the taking of such action, or any action not taken as a result of the failure of Parent to consent to such action requiring Parent’s consent pursuant to Section 5.01; provided further that the exceptions set forth in (A), (B), (C), (D), (F) and (G) of this clause (i) shall only apply to the extent that such event, circumstance, change or effect does not have a materially disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, compared to other companies that operate in the industries in which the Company and the Company Subsidiaries operate or (ii) any failure to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period or a decline in the price or trading volume of the Shares (provided that, except as otherwise provided in this definition, the underlying causes of such failure or decline may be considered in determining whether there is a Company Material Adverse Effect).

“Company Shareholders’ Meeting” means a duly convened meeting of the shareholders of the Company called to obtain the Company Shareholder Approval, or any valid adjournment or postponement thereof made in accordance with this Agreement.

“Contract” means any binding contract, subcontract, agreement, note, bond, mortgage, indenture, lease, sublease, license, sublicense, permit, franchise or other instrument, obligation, commitment or arrangement or understanding of any kind or character.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.

“Intellectual Property” means United States and foreign: registered and unregistered trademarks, service marks, trade names, trade dress, Internet domain names, mask works, rights in inventions, patents, trade secrets, registered and unregistered copyrights, know-how and any registrations or applications for registration of any of the foregoing or any other similar type of proprietary intellectual property rights.

“Intentional Breach” means an act or omission taken or omitted to be taken that the breaching party intentionally takes (or fails to take) and knows (or should reasonably have known) would, or would reasonably be expected to, cause a material breach of this Agreement.

“Key Employee” means each of the individuals identified on Schedule 9.03(a).

“Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge, as of the date of this Agreement, of the individuals identified on Schedule 9.03(b).

“Leased Real Property” means all material real property leased or subleased (whether as a tenant or subtenant) by the Company or any Company Subsidiary.

“Liens” means any and all security interests, pledges, claims, charges, options, puts, calls, preemptive purchase rights, easements, restrictions, rights of first refusal, hypothecation, mortgages, liens and any other encumbrances of any kind or nature whatsoever.

“NYSE” means the New York Stock Exchange.

“Order” means with respect to any person, any award, decision, injunction, judgment, stipulation, order, ruling, subpoena, writ, decree, consent decree or verdict entered, issued, made or rendered by any arbitrator or Governmental Authority of competent jurisdiction affecting such person or any of its properties.

“Owned Real Property” means all real property owned by the Company or any Company Subsidiary.

“Parent Expenses” means the cash amount necessary to fully reimburse Parent, and Parent’s Affiliates for all Expenses incurred by Parent and/or Parent’s Affiliates prior to the termination of this Agreement.

“Permitted Lien” means (a) Liens for Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith in appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business to secure claims which are not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any Owned Real Property which are not violated in any material respect by the current use and operation of the Owned Real Property that do not materially impair the use of or value of such Owned or Leased Real Property, (d) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable legal requirements or other social security, (e) covenants, conditions, restrictions, easements, encumbrances and other non-monetary similar matters of record affecting title to but not adversely affecting current occupancy or use of the Owned Real Property in any material respect, (f) solely with respect to Equity Interests, restrictions on the transfer of securities arising under federal and state securities laws, (g) any immaterial Liens caused by state statutes and/or principles of common law and specific agreements within some leases providing for landlord liens with respect to tenant’s personal property, fixtures and/or leasehold improvements at the subject premises and (h) restrictions not materially affecting the present use of such assets or properties.

“person” means an individual, company, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Representatives” of any person shall mean the officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such person or any of its Subsidiaries.

“Subsidiary” or “Subsidiaries” of any person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned by such person or by one of more other Subsidiaries of such person, (ii) a partnership of which such person, or one or more other Subsidiaries thereof is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such person or one or more other Subsidiaries thereof is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other person (other than a corporation, partnership or limited liability company) in which such person, or one or more other Subsidiaries of such person has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Transactions” means the Merger and the other transactions contemplated by this Agreement.

(a)

The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
1991 Plan	§ 2.04(a)
2000 Plan	§ 2.04(a)
2010 Plan	§ 2.04(a)
Acceptable Confidentiality Agreement	§ 6.03(b)
Acquisition Proposal	§ 6.03(g)(i)
Action	§ 3.09
Adverse Recommendation Change	§ 6.03(d)
Agreement	Preamble
Articles of Merger	§ 1.03
Book-Entry Shares	§ 2.02(b)(ii)
Certificates	§ 2.02(b)(ii)
Closing	§ 1.02
Closing Date	§ 1.02
Collective Bargaining Agreements	§ 6.05(e)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	§ 3.18 (a)
Company Bylaws	§ 3.02
Company Charter	§ 3.02
Company Common Stock	Recitals
Company Disclosure Schedule	Article III
Company Owned IP	§ 3.17(b)
Company Permits	§ 3.06
Company Preferred Stock	§ 3.03(a)
Company Shareholder Approval	§ 3.18 (b)
Company Stock Option	§ 2.04(a)
Company Stock Plans	§ 2.04(a)
Company Subsidiary	§ 3.01(b)
Company Termination Fee	§ 8.03(b)(i)
Confidentiality Agreement	§ 6.02(b)
Effective Time	§ 1.03
Employee	§ 6.05(a)(i)
Environmental Laws	§ 3.16(a)(ii)
ERISA	§ 3.10(a)
ERISA Affiliate	§ 3.10(a)
Equity Interests	§ 3.03(b)
Exchange Act	§ 3.05(b)(i)
Expenses	§ 8.03(a)
Extended Outside Date	§ 8.01(b)
GAAP	§ 3.07(b)
Governmental Authority	§ 3.05(b)
Guarantee	Recitals
Guarantor	Recitals
Hazardous Materials	§ 3.16(a)(iii)(B)
HSR Act	§ 3.05(b)(v)
Indemnified Parties	§ 6.04(a)
Initial Outside Date	§ 8.01(b)
IRS	§ 3.10(a)
Law	§ 3.05(a)(ii)
Lease Documents	§ 3.12(b)
Material Contracts	§ 3.14(a)
Merger	Recitals
Merger Consideration	§ 2.01(a)
Merger Sub	Preamble
Multiemployer Plan	§ 3.10(b)
Outside Date	§ 8.01(b)
Parent	Preamble
Parent Regulatory Fee	§ 8.03(b)(v)
Paying Agent	§ 2.02(a)(i)
Payment Fund	§ 2.02(a)
Performance Unit	§ 2.04(b)
Plans	§ 3.10(a)
Pre-Closing Period	§ 5.01
Protection Period	§ 6.05(a)
Proxy Statement	§ 3.05(b)(ii)
Purchaser Welfare Benefit Plans	§ 6.05(c)
SEC	§ 3.05(b)(ii)
SEC Reports	§ 3.07(a)
Securities Act	§ 3.07(a)(i)
Shares	§ 2.01(a)
Superior Proposal	§ 6.03(g)(ii)
Surviving Company	§ 1.04
Tax or Taxes	§ 3.13(h)(i)
Tax Returns	§ 3.13(h)(ii
Termination Date	§ 8.01
Voting Agreement	Recitals
WBCL	Recitals

SECTION 9.04

Interpretation and Rules of Construction.  When a reference is made in this Agreement to an Exhibit, an Article or a Section, such reference shall be to an Exhibit, an Article or a Section of this Agreement unless otherwise indicated.  The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

Documents, materials and information are deemed to have been “made available” to Parent and Merger Sub, if such documents, materials or information were available for review by such person and its Representatives through the electronic data room entitled “Project Walleye”, which is hosted by Intralinks (https://services.intralinks.com) in connection with the transactions contemplated hereby or disclosed in a SEC Report filed and publicly available, in each case, at least two (2) Business Days prior to the date of this Agreement. The term “or” is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.  References to a person are also to its successors and permitted assigns.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day.  Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.  Each of the parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.  References to “days” shall mean “calendar days” unless expressly stated otherwise.  No specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty.  It is the intent of the parties that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate and independent effect and that such provisions are cumulative.  The phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase.

SECTION 9.05

Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 9.06

Disclaimer of Other Representations and Warranties.  Parent, Merger Sub and the Company each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, (a) no party makes, and has not made, any representations or warranties relating to itself or its businesses or otherwise in connection with the Transactions, (b) no person has been authorized by any party to make any representation or warranty relating to such party or its businesses or otherwise in connection with the Transactions and, if made, such representation or warranty must not be relied upon as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any party or any of its Representatives are not and shall not be deemed to be or to include representations or warranties unless any such materials or information is the subject of any representation or warranty set forth in this Agreement.

SECTION 9.07

Entire Agreement.  This Agreement, taken together with the Company Disclosure Schedule and the Confidentiality Agreement, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof.

SECTION 9.08

Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto (other than any assignment arising by right of subrogation pursuant to the Guarantee); provided that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any direct or indirect wholly-owned Subsidiary of Parent so long as Parent continues to remain liable for all of such obligations as if no such assignment had occurred.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.09

Parties in Interest.  Other than Section 6.04 (which is for the benefit of the persons covered thereby and may be enforced by such persons), this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 9.10

Remedies; Specific Performance.  The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law, equity or otherwise, including monetary damages, except as limited by Section 8.03) to (a) an Order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach.  In circumstances where Parent or the Company is obligated to consummate the Merger and the Merger has not been consummated, each of Parent and the Company expressly acknowledges and agrees that the other party and its shareholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate such other party and its shareholders and that such other party on behalf of itself and its shareholders shall be entitled to enforce specifically Parent’s or the Company’s, as the case may be, obligation to consummate the Merger.  Notwithstanding the foregoing or any other provision of this Agreement, the parties acknowledge and agree that (x) Parent shall not be entitled to enforce specifically the obligations of the Company to consummate the transactions contemplated by this Agreement unless all of the conditions set forth in Section 7.01 and Section 7.03 shall have been satisfied or waived in writing by the

Company and (y) the Company shall not be entitled to enforce specifically the obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement unless all of the conditions set forth in Section 7.01 and Section 7.02 shall have been satisfied or waived in writing by Parent.  Each party further agrees that no other party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.  In the event that a party initiates an Action seeking equitable relief pursuant to this Section 9.10, the Outside Date shall automatically be extended until such Action is finally resolved.

SECTION 9.11

Governing Law.

(a)

This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the principles of conflicts of law that would cause the application of law of any jurisdiction other than those of the State of Delaware, except to the extent that the WBCL mandatorily applies and governs the Merger.

(b)

The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, however, that if such court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any federal or state court located in the State of Delaware.  Consistent with the preceding sentence, each of the parties hereto hereby (i) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by either party hereto, (ii) agrees that service of process will be validly effected by sending notice in accordance with Section 9.02, and (iii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above named courts.

SECTION 9.12

Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS.  EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT,

AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

SECTION 9.13

Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after receipt of the Company Shareholder Approval, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger or that would otherwise require the approval of the shareholders of the Company under applicable Law.  This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 9.14

Waiver.  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.  The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

SECTION 9.15

Company Disclosure Schedule. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each other Section of the Company Disclosure Schedule to which such information reasonably relates as though fully set forth in such other Section to the extent the applicability and relevance of such information to such other Section is reasonably apparent on the face of the disclosure made. Certain items and matters may be listed in the Company Disclosure Schedule for informational purposes only and may not be required to be listed therein by the terms of this Agreement.  In no event shall the listing of items or matters in the Company Disclosure Schedule be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants contained in this Agreement.  The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty (x) shall not be deemed an admission that such item represents a material exception or material event, circumstance, change, effect, development or condition or that such item would constitute a Company Material Adverse Effect and (y) shall not be construed as an admission by the Company of any non-compliance with, or violation of, any third party rights (including any intellectual property rights) or any Law or Order of any Governmental Authority, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein or of disclosing any information required to be disclosed under this Agreement.  Without limiting the foregoing, no reference to or disclosure of a possible breach or violation of any Contract or agreement, Law or Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

SECTION 9.16

Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

WAUSAU PAPER CORP.

By /s/ MICHAEL C. BURANDT

Name: Michael C. Burandt

Title: Chairman and Chief Executive Officer

[Agreement and Plan of Merger Signature Page]

SCA AMERICAS INC.

By /s/ DONALD E. LEWIS

Name: Donald E. Lewis

Title: President

By /s/ KEVIN S. GORMAN

Name: Kevin S. Gorman

Title: Vice President

SALMON ACQUISITION, INC.

By /s/ DONALD E. LEWIS

Name: Donald E. Lewis

Title: President

By/s/ KEVIN S. GORMAN

Name: Kevin S. Gorman

Title: Vice President

[Agreement and Plan of Merger Signature Page]